Exhibit 4.1

EXECUTION VERSION

L BRANDS, INC.,

as Company

and

the Subsidiary Guarantors from time to time parties hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and as Collateral Agent

 ________

INDENTURE

DATED AS OF JUNE 18, 2020

________

6.875% Senior Secured Notes due 2025

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

i

Section 1003.	Election to Redeem; Notice to Trustee	104
Section 1004.	Selection by Trustee of Notes to Be Redeemed	104
Section 1005.	Notice of Redemption	104
Section 1006.	Deposit of Redemption Price	105
Section 1007.	Notes Payable on Redemption Date	106
Section 1008.	Notes Redeemed in Part	106
Section 1009.	Optional Redemption	106

ARTICLE XI SATISFACTION AND DISCHARGE

Section 1101.	Satisfaction and Discharge of Indenture	107
Section 1102.	[Reserved]	109
Section 1103.	Application of Trust Money	109

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201.	The Company’s Option to Effect Defeasance or Covenant Defeasance	109
Section 1202.	Defeasance and Discharge	109
Section 1203.	Covenant Defeasance	110
Section 1204.	Conditions to Defeasance or Covenant Defeasance	110
Section 1205.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	111
Section 1206.	Reinstatement	111
Section 1207.	Repayments to the Company	112

ARTICLE XIII SUBSIDIARY GUARANTEES

Section 1301.	Guarantees Generally	112
Section 1302.	Continuing Guarantees	113
Section 1303.	Release of Subsidiary Guarantees	114
Section 1304.	[Reserved]	114
Section 1305.	Waiver of Subrogation	115
Section 1306.	Notation Not Required	115
Section 1307.	Successors and Assigns of Subsidiary Guarantors	115
Section 1308.	Execution and Delivery of Subsidiary Guarantees	115
Section 1309.	Notices	115

ARTICLE XIV SECURITY

Section 1401.	Notes Collateral Documents; Additional Collateral	115
Section 1402.	Concerning the Collateral Agent	116
Section 1403.	Releases of Collateral	118
Section 1404.	Form and Sufficiency of Release	119

Section 1405.	Possession and Use of Collateral	119
Section 1406.	Specified Releases of Collateral; Satisfaction and Discharge; Defeasance	119
Section 1407.	Purchaser Protected	120
Section 1408.	Authorization of Actions to be Taken by the Collateral Agent Under the Notes Collateral Documents	120
Section 1409.	Authorization of Receipt of Funds by the Trustee and the Collateral Agent Under the Notes Collateral Documents	120
Section 1410.	Powers Exercisable by Receiver or Collateral Agent	120
Section 1411.	No Individual Action	121
Section 1412.	Enforcement of Remedies	121
Section 1413.	Existing Unsecured Notes Indentures	121

Exhibit A	Form of Note
Exhibit B	Form of Pari Passu Intercreditor Agreement
Exhibit C	Form of Certificate of Beneficial Ownership
Exhibit D	Form of Regulation S Certificate
Exhibit E	Form of Supplemental Indenture in Respect of Subsidiary Guarantees
Exhibit F	Form of Certificate from Acquiring Institutional Accredited Investors

Schedule A	Issue Date Material Real Property

v

INDENTURE, dated as of June 18, 2020 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among L Brands, Inc., a corporation organized under the laws of the State of Delaware, as issuer, the Subsidiary Guarantors from time to time parties hereto, and U.S. Bank National Association, a national banking association, as Trustee and as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company (as defined herein) has duly authorized the creation of an issue of $750,000,000 aggregate principal amount of the Company’s 6.875% Senior Secured Notes due 2025 (the “Initial Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, each Subsidiary Guarantor, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein):

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101. Definitions.

“ABL Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the ABL Credit Agreement and collateral agent for the ABL Facility Secured Parties under the ABL Credit Agreement and the ABL Facility Collateral Documents, together with its successors and permitted assigns under the ABL Credit Agreement and the ABL Facility Collateral Documents.

“ABL Bank Products Affiliate” means any lender under the ABL Credit Agreement or any Affiliate of any such lender that has entered into a Bank Products Agreement with the Company or any of its Subsidiaries with the obligations of the Company or any such Subsidiary, as applicable, being secured by one or more ABL Facility Collateral Documents.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A., together with its successors and permitted assigns in its capacity as collateral agent in respect of the ABL Credit Agreement.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of April 30, 2020, among the Company, the Subsidiaries of the Company party thereto, the ABL Collateral Agent and the other ABL Facility Secured Parties, as amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or other credit agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Agreement. Any references to the ABL Credit Agreement hereunder shall be deemed a reference to each ABL Credit Agreement then in existence.

“ABL Facility” means the collective reference to the ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise) except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility. Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Facility Collateral Agreements” means (i) the Amended and Restated Guarantee and Collateral Agreement, dated as of April 30, 2020, among the Company, certain of its Subsidiaries identified therein as grantors and the ABL Agent and (ii) the Guarantee and Collateral Agreement, dated as of June 8, 2020, among the Company, certain of its Foreign Subsidiaries identified therein as grantors and the ABL Agent, and, in each case, together with the documents related thereto (including any supplements thereto), as amended, restated, supplemented or otherwise modified from time to time.

“ABL Facility Collateral Documents” means the ABL Facility Collateral Agreements, the ABL Intercreditor Agreement, the intellectual property security agreements and each other agreement, instrument or other document entered into in favor of the ABL Agent or any of the other ABL Facility Secured Parties for purposes of securing the ABL Facility Obligations (including the guarantees thereof), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Facility Documents” means the ABL Credit Agreement, the guarantees of the ABL Facility, the ABL Facility Collateral Documents, the Loan Documents (as defined in the ABL Credit Agreement), any Bank Products Agreement between the Company or any Subsidiary of the Company and any ABL Bank Products Affiliate, any Hedging Agreements between the Company or any Subsidiary of the Company and any ABL Hedging Affiliate, any Open Account Agreement between the Company or any Subsidiary of the Company and any ABL Open Account Affiliate, and those ancillary agreements as to which the ABL Agent or any lender under the ABL Credit Agreement is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of the Company or any Subsidiary of the Company or their respective Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or the ABL Credit Agreement, in each case as the same may be amended, modified or supplemented from time to time.

“ABL Facility Obligations” shall mean all obligations of every nature of the Company and each Subsidiary of the Company from time to time owed to the ABL Agent, the lenders under the ABL Credit Agreement or any of them, any ABL Bank Products Affiliates, any ABL Open Accounts Affiliates or any ABL Hedging Affiliates, under any ABL Facility Document, including, without limitation, all “Obligations” as defined in the ABL Facility Collateral Agreements, whether for principal, interest, fees, expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to the Company or any Subsidiary of the Company, would have accrued on any ABL Facility Obligation, whether or not a claim is allowed against the Company or any such Subsidiary for such interest, fees, or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Facility Documents, as amended, restated modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Facility Secured Parties” means (a) the holders of ABL Facility Obligations, (b) the ABL Agent with respect thereto and (c) the successors and permitted assigns of each of the foregoing.

“ABL Guarantors” means, collectively, each Subsidiary of the Company that is party to any ABL Facility Collateral Agreement.

“ABL Hedging Affiliate” means any lender under the ABL Credit Agreement or any Affiliate of any such lender that has entered into a Hedging Agreement with the Company or any of its Subsidiaries with the obligations of the Company or any such Subsidiary, as applicable, being secured by one or more ABL Facility Collateral Documents.

“ABL Intercreditor Agreement” means that certain intercreditor agreement, dated as of June 18, 2020, by and among the Company, the ABL Agent, the Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors from time to time party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Open Account Affiliate” means any lender under the ABL Credit Agreement or any Affiliate of any such lender that has entered into an Open Account Agreement with the Company or any of its Subsidiaries with the obligations of the Company or any such Subsidiary, as applicable, being secured by one or more ABL Facility Collateral Documents.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Non-ABL Secured Debt Obligation Collateral Documents” means, in respect of any series of Additional Non-ABL Secured Debt Obligations, each agreement, instrument or other document entered into in favor of the Representative(s) in respect of such Indebtedness or any of the other secured parties in respect thereof for purposes of securing the Obligations under such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Non-ABL Secured Debt Obligation Secured Parties” means (a) the holders of any Additional Non-ABL Secured Debt Obligations, (b) any Representative with respect thereto and (c) the successors and assigns of each of the foregoing.

“Additional Non-ABL Secured Debt Obligations” means any Obligations secured by a Lien on the Non-ABL Priority Collateral and by a Lien on the ABL Priority Collateral, in each case that ranks pari passu as to priority (but without regard to control of remedies) with the Lien on such Collateral securing the Obligations in respect of the Notes (including the Subsidiary Guarantees), and that are permitted to be incurred and permitted to be so secured by the Note Documents and the other then extant Non-ABL Secured Debt Documents.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 303, 407 and 413.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date, calculated as of the date of the applicable redemption notice, of (1) the redemption price of such Note on July 1, 2022 (such redemption price being that described in Section 1009), plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Company in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Article V, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the

Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $25.0 million, (xvi) any Exempt Sale and Leaseback Transaction, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, or (xix) the creation or granting of any Lien permitted under this Indenture.

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 714 to act on behalf of the Trustee to authenticate Notes.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide cash management services or facilities, including: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) purchase cards and (e) credit or debit cards.

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“BBW Business” means the Company’s business conducted under the Bath & Body Works brand.

“BBW Holdco” means an entity that, together with its Subsidiaries, holds all material assets necessary or appropriate for the conduct of the BBW Business and no material liabilities related to the VS Business (in each case, as determined in good faith by the Company).

“BBW Spin Transaction” means one or more transactions involving (i) the payment of a dividend or other distribution on the common stock of the Company of, or other distribution in respect of the common stock of the Company of, equity interests of BBW Holdco, or (ii) the exchange of equity interests of BBW Holdco for common stock of the Company.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant Period”)); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (1) did not reduce the ratings of the Notes during the Relevant Period or (2) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 90% of the book value of Inventory (other than component Inventory) of the Company and the Restricted Subsidiaries, (2) 50% of the book value of component Inventory of the Company and the Restricted Subsidiaries, (3) 85.0% of the book value of Receivables of the Company and the Restricted Subsidiaries (other than Credit Card Receivables) and (4) 95% of the book value of Credit Card Receivables of the Company and the Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available), and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that Person is permitted to make in accordance with applicable law.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned Subsidiary of a holding company and (2) either the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or no Person (other than such holding company) beneficially owns, directly or indirectly, more than 50% of the outstanding number of shares of the Company’s voting stock. Notwithstanding the foregoing, no Disposition of all or any portion of the VS Business or VS Spin Transaction shall constitute a Change of Control and no BBW Spin Transaction shall constitute a Change of Control so long as after giving effect to such BBW Spin Transaction, (x) if BBW Holdco is not the Company, BBW Holdco shall have assumed all of the rights and obligations of, and become, the issuer with respect to the Notes (and the Company shall be released from its Obligations with respect to the Notes in its capacity as issuer at such time) and (y) each Wholly Owned Domestic Restricted Subsidiary of BBW Holdco upon consummation of such transaction shall be or become, as applicable, a Guarantor and a Grantor with respect to the Notes to the extent such a guarantee and grant of security would be required under the covenant described under Section 414 were such entity a Wholly Owned Domestic Restricted Subsidiary of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“China Facility Agreement” has the meaning assigned to such term in the definition of “China Facility Obligations”.

“China Facility Obligations” means the obligations arising under that certain Facility Agreement, dated as of September 11, 2019 (as amended, supplemented or otherwise modified from time to time, the “China Facility Agreement”) among L Brands Trading (Shanghai) Company Limited, L Brands Management (Shanghai) Company Limited, Mast Commercial Trading (Shenzhen) Company Limited and Mast Commercial Trading (Shanghai) Company Limited, as borrowers, the financial institutions party thereto, as finance parties, and HSBC Bank (China) Company Limited, as facility agent, and the Guarantee and Collateral Agreement of even date therewith, among the Company, the other loan parties party thereto and HSBC Bank (China) Company Limited, Shanghai Branch, as security agent. The total committed amount of the China Facility Obligations, at any time, shall mean, as applicable, the Total Commitments (as defined in the China Facility Agreement) at such time minus the total principal amount under the Facility B (as defined in the China Facility Agreement) which has been repaid or prepaid thereunder by that time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets and properties subject to Liens created pursuant to any Notes Collateral Document to secure the Obligations in respect of the Notes (including the Subsidiary Guarantees), the Notes Collateral Documents and this Indenture.

“Collateral Agent” means U.S. Bank National Association in its capacity as “Collateral Agent” under this Indenture and under the Notes Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Agreement” means the Collateral Agreement, dated as of the Issue Date, by and among the Company, certain of its Subsidiaries identified therein as grantors and U.S. Bank National Association, as the Collateral Agent, together with the documents related thereto (including the supplements thereto), as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means collectively, the Non-ABL Secured Debt Collateral Documents and the ABL Facility Collateral Documents.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means L Brands, Inc., a Delaware corporation, and any successor in interest thereto.

“Company Request” and “Company Order” mean, respectively, a written request, order or consent signed in the name of the Company by an Officer of the Company.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that

(1)   if, since the beginning of such period, the Company or any Restricted Subsidiary has Incurred any Indebtedness or the Company has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness or an issuance of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)   if, since the beginning of such period, the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness or any Designated Preferred Stock of the Company that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility, unless such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or new Designated Preferred Stock of the Company, as if such Discharge had occurred on the first day of such period,

(3)   if, since the beginning of such period, the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including, but not limited to, through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)   if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)   if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period;

provided that (in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part under Section 407(a) and in part under Section 407(b), as provided in Section 407(c)(ii)) any such pro forma calculation of Consolidated Interest Expense shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to Section 407(b) (other than, if the Company at its option has elected to disregard Indebtedness being Incurred on the date of determination in part pursuant to Section 407(a) for purposes of calculating the Consolidated Total Leverage Ratio for Incurring Indebtedness on the date of determination in part pursuant to Section 407(b)(xi)) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to Section 407(b) (other than Section 407(b)(xi), if the Incurrence of Indebtedness pursuant to Section 407(b)(xi) is being given effect to in the calculation of the Consolidated Coverage Ratio).

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, Designated Preferred Stock issued, or Indebtedness or Designated Preferred Stock repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate, a secured overnight financing rate, or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, except in the case of clause (9) below, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges and costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-Cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Capital Stock, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the Notes, the Unsecured Notes or the ABL Facility, (ii) any amendment or other modification of the Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Specified Receivables Facility; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of loss or discount on sale of assets to a Receivables Subsidiary and any commissions, yield and other fees and charges, in each case in connection with a Specified Receivables Facility; plus

(8)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or any Subsidiary Guarantor or net cash proceeds of an issuance of Capital Stock of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the determination of the amount available for Restricted Payments under Section 409(a)(3)(A); plus

(9)	the amount of net cost savings, operating improvements or synergies projected by the Company in good faith to be realized within twelve months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount added to Consolidated EBITDA pursuant to this clause (9) shall not exceed 20.0% of Consolidated EBITDA for such period (determined after giving effect to such adjustments);

less, without duplication, to the extent the same increased Consolidated Net Income,

(10)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period and any items for which cash was received in a prior period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Finance Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP) but excluding commissions, discounts, yield and other fees and charges related to any Specified Receivables Facility; plus (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus (3) commissions, discounts, yield and other fees and charges Incurred in connection with any Specified Receivables Facility which are payable to Persons other than the Company and the Restricted Subsidiaries; minus (4) interest income for such period and excluding debt issuance costs, commissions, fees and expenses (including bridge, commitment or other financing fees).

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, infrequently occurring, nonrecurring or unusual gains or losses

(less all fees and expenses relating thereto) or expenses or charges shall be excluded;

(2)	any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance, redemption, repurchase, retirement or acquisition of Capital Stock, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(3)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Finance Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(4)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(5)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded, provided, that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Company shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;

(7)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8)	(a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(9)	solely for the purpose of determining the amount available for Restricted Payments under Section 409(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor or Foreign Subsidiary) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person; to the extent not already included therein;

(10)	an amount equal to the amount of tax distributions actually made to any Parent Entity in respect of such period in accordance with Section 409(b)(viii)(C) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(11)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(12)	any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(13)	any (a) non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(14)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(15)	non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)	(a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period);

(18)	non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(19)	the amount of loss or discount on sale of Receivables Facility Assets and related assets in connection with a Receivables Facility.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Secured Indebtedness” means, as of any date of determination, (i) an amount equal to the sum of, without duplication, Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) and any Ratio Tested Committed Amount as of such date that, in each case, is either (x) then secured by Liens (other than Consolidated Total Indebtedness that is secured solely by Liens on the Collateral that are subordinated to the Liens on the Collateral securing the Notes) on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) or (y) Incurred (or, in the case of any Ratio Tested Committed Amount, established) pursuant to Section 407(b)(i)(II), minus (ii) the sum of (A) the amount of such Indebtedness Incurred pursuant to Section 407(b)(ix), (B) the amount of such Indebtedness consisting of Indebtedness under the ABL Facility and (C) cash, Cash Equivalents and Temporary Cash Investments held by the Company and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1)   if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)   if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)   if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Section 407(b)(i)(II) and, that is secured by Liens on property or assets of the Company and its Restricted Subsidiaries, in part pursuant to one or more other clauses or subclauses of Section 407(b) and/or pursuant to Section 407(a) (as provided in Section 407(c)(ii)),

Consolidated Secured Indebtedness shall not include any such Indebtedness (and shall not give effect to any Discharge of Consolidated Secured Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause or subclause of such Section 407(b) and/or pursuant to such Section 407(a).

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Company.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any tax distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Finance Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding (x) items eliminated in Consolidation and (y) Hedging Obligations), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Section 407(b)(ix), (B) the amount of such Indebtedness consisting of Indebtedness under the ABL Facility and (C) cash, Cash Equivalents and Temporary Cash Investments held by the Company and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1)   if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)   if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)   if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

provided that, for purposes of the foregoing calculation, in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Section 407(b)(xi) (other than by reason of subclause (2) of the proviso to such Section 407(b)(xi)) and in part pursuant to one or more other clauses of such Section 407(b) and/or (unless the Company at its option has elected to disregard Indebtedness being Incurred on the date of determination in part pursuant to subclause (2) of the proviso to Section 407(b)(xi) for purposes of calculating the Consolidated Coverage Ratio for Incurring Indebtedness on the date of determination in part under Section 407(a)) pursuant to Section 407(a) (as provided in Section 407(c)(ii) and (iii)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of such Section 407(b) and/or pursuant to such Section 407(a), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio that otherwise would be included in Consolidated Total Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Company.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to Section 407(b)(x).

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or contributions by the Company or any Restricted Subsidiary) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is Incurred within 180 days after the receipt of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business related to this Indenture shall be administered, which office on the Issue Date is located at 10 W Broad St., Columbus, OH 43215.

“Credit Card Receivables” has the meaning assigned to such term in the ABL Credit Agreement.

“Credit Facilities” means one or more of (i) the ABL Facility and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and successors.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Subsidiary Guarantors (the “Performance References”).

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued after the Issue Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in Section 409(a)(3)(B).

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Offering” means a sale of Capital Stock of the Company (other than through the issuance of Disqualified Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Restricted Subsidiary of the Company.

“ETC Entity” means (i) any Person (including Easton Town Center, LLC, Easton Gateway, LLC and MORSO Holding Co.) engaged primarily in the ownership, management, leasing, development or operation of real property located in or around the Columbus, Ohio Easton Shopping Center and (ii) any Person substantially all of the assets of which consist of equity interests in or debt of any Person described in clause (i).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning given to such term in the Notes Collateral Agreement.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value (as of the date of contribution) of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in Section 409(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Exempt Sale and Leaseback Transaction” means any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Company or any of its Subsidiaries or (b) that involves property with a book value equal to the greater of $125.0 million and 1.5% of Consolidated Tangible Assets or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

“Existing Unsecured Notes” means (a) 6.625% senior notes due 2021, (b) 5.625% senior notes due 2022, (c) 5.625% senior notes due 2023, (d) 6.694% senior notes due 2027, (e) 5.250% senior notes due 2028, (f) 7.500% senior notes due 2029, (g) 6.875% senior notes due 2035, (h) 6.750% senior notes due 2036, (i) 6.950% senior debentures due 2033 and (j) 7.600% senior notes due 2037.

“Existing Unsecured Notes Indentures” means (a) the Indenture dated as of March 15, 1988 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.) and The Bank of New York, as Trustee (the “1988 Indenture”) as supplemented by the First Supplemental Indenture to the 1988 Indenture dated as of May 31, 2005 among the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.), The Bank of New York, as Resigning Trustee, and The Bank of New York Mellon Trust Company, N.A., as

Successor Trustee, the Second Supplemental Indenture to the 1988 Indenture dated as of July 17, 2007 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.) and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Third Supplemental Indenture to the 1988 Indenture dated as of May 4, 2010 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.), the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Fourth Supplemental Indenture to the 1988 Indenture dated as of January 29, 2011 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.), the guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Fifth Supplemental Indenture to the 1988 Indenture dated as of March 25, 2011 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.), the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Sixth Supplemental Indenture to the 1988 Indenture dated as of February 7, 2012 among the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.), the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Seventh Supplemental Indenture to the 1988 Indenture dated as of March 22, 2013 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.), the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Eighth Supplemental Indenture to the 1988 Indenture dated as of October 16, 2013 between the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, the Ninth Supplemental Indenture to the 1988 Indenture dated as of January 30, 2015 among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and the Tenth Supplemental Indenture to the 1988 Indenture dated as of June 30, 2019 among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, (b) the Indenture dated as of February 19, 2003 between the Company (f/k/a Limited Brands, Inc., f/k/a The Limited, Inc.) and The Bank of New York, as Trustee (the “2003 Indenture”), (c) the Indenture dated as of October 30, 2015 among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2015 Indenture”), (d) the Indenture dated as of June 16, 2016 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee (the “2016 Indenture”) as supplemented by the First Supplemental Indenture to the 2016 Indenture dated as of June 16, 2016 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee, the Second Supplemental Indenture to the 2016 Indenture dated as of January 23, 2018 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee, the Third Supplemental Indenture to the 2016 Indenture dated as of June 20, 2019 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee and the Fourth Supplemental Indenture to the 2016 Indenture dated as of June 30, 2019 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee and (e) the Indenture dated as of June 18, 2018 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee (the “2018 Indenture”) as supplemented by the First Supplemental Indenture to the 2018 Indenture dated as of June 29, 2018 among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Company or the Board of Directors, whose determination shall be conclusive.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Finance Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Receivables Subsidiary in connection with the Incurrence by a Receivables Subsidiary of

Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed GAAP Date” means June 18, 2020; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Borrowing Base”, “Consolidated Coverage Ratio”, “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Secured Indebtedness”, “Consolidated Secured Leverage Ratio”, “Consolidated Tangible Assets”, “Consolidated Total Indebtedness”, “Consolidated Total Leverage Ratio”, “Consolidation”, “Finance Lease Obligation”, “Inventory” and “Receivable”, (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means any Subsidiary of the Company (a) that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, and any Subsidiary of such Foreign Subsidiary (including, for the avoidance of doubt, any Subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America), or (b) that has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms, except that no operating lease (as determined prior to the effectiveness of ASU 2016-02 (Topic 842)) shall be treated as Indebtedness hereunder) and as in effect from time to time (for all other purposes under this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes under this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Grantor” means the Company and each Subsidiary Guarantor.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Hedging Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreement or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)     the principal of indebtedness of such Person for borrowed money;

(ii)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)   all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv)   all obligations of such Person to pay the deferred and unpaid purchase price of property (except accruals and Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v)    all Finance Lease Obligations of such Person;

(vi)   the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the Fair Market Value of such Capital Stock, such Fair Market Value shall be as determined in good faith by senior management of the Company, the Board of Directors of the Company or the Board of Directors of the issuer of such Capital Stock);

(vii)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix)    to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Initial Notes” has the meaning assigned to such term in the recitals of this Indenture.

“Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, restructuring, power of sale, moratorium, relief of debtors, marshaling of assets, composition or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any case or proceeding seeking the appointment of any trustee, receiver, custodian or other insolvency official with similar powers with respect to any Grantor or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

“interest,” with respect to the Notes, means interest on the Notes and, except for purposes of Article IX, any additional or special interest pursuant to the terms of any Note.

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 409 only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of Section 409(a)(3)(C), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such

Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 409(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 409(a).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Issue Date” means June 18, 2020.

“Junior Capital” means, collectively, any Indebtedness of the Company that (i) is not secured by any asset of the Company or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Notes on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies (as determined in good faith by the Company, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than (x) obligations that are subject to the prior payment in full in cash of the Notes or (y) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the Notes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Company and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Advances” means (1) loans or advances made to directors, management members, officers, employees or consultants of the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $20.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4)  other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Section 407.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $30.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

“Management Indebtedness” means Indebtedness Incurred to (a) any Person other than a Management Investor of up to an aggregate principal amount outstanding at any time of $30.0 million and (b) any Management Investor, in each case, to finance the repurchase or other acquisition of Capital Stock of the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by Section 409.

“Management Investors” means the management members, officers, directors, employees and other members of the management of the Company or any of their respective Subsidiaries, or family members or relatives of any of the foregoing, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Restricted Subsidiary.

“Management Stock” means Capital Stock of the Company or any Restricted Subsidiary (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Indebtedness” means any long-term Indebtedness for borrowed money of the Company or any of its Wholly Owned Domestic Restricted Subsidiaries with an aggregate principal amount (or, if applicable, committed amount) in excess of $250.0 million.

“Material Real Property” means (i) the Real Property listed on Schedule A hereto and (ii) all additional Real Property acquired by a Grantor after the Issue Date (other than Real Property (x) constituting Excluded Assets or (y) of or related to the VS Business).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Company or any direct or indirect parent company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Notes Secured Parties, on Real Property of a Grantor, including any amendment, modification or supplement thereto.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 411), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets (except, in the case of Collateral, to the extent such Lien ranks junior to the Lien thereon securing the Notes or the Subsidiary Guarantees), or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Company or any Subsidiary Guarantor immediately prior to such date of determination.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-ABL Agents” means, collectively, the Collateral Agent and each representative of a series of Additional Non-ABL Secured Debt Obligations (if any).

“Non-ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Non-ABL Secured Debt Collateral Documents” means, collectively, the Notes Collateral Documents and the Additional Non-ABL Secured Debt Obligation Collateral Documents.

“Non-ABL Secured Debt Documents” means, with respect to any class of Non-ABL Secured Debt Obligations, indentures, credit agreements, promissory notes, Non-ABL Secured Debt Collateral Documents or other operative agreements evidencing or governing such Non-ABL Secured Debt Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Non-ABL Secured Debt Obligations” means the Obligations in respect of the Notes (including the Subsidiary Guarantees), the Notes Collateral Documents and this Indenture, and any Additional Non-ABL Secured Debt Obligations; provided, however, that (i) such indebtedness is permitted to be incurred and is permitted to be so secured and guaranteed on such basis by each Non-ABL Secured Debt Document and (ii) in the case of any Non-ABL Secured Debt Obligations incurred after the Issue Date, the Representative for the holders of such indebtedness will have become party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Documents” means the Notes (including any Additional Notes), the Subsidiary Guarantees, the Notes Collateral Documents and this Indenture.

“Notes” means the Initial Notes and any Additional Notes that are actually issued. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Notes Collateral Documents” means the Collateral Agreement, the Intercreditor Agreements, the intellectual property security agreements and each other agreement, instrument or other document entered into in favor of the Collateral Agent or any other Notes Secured Party or any filing made in favor of the Collateral Agent or pursuant to any other Notes Collateral Document, in each case, for purposes of securing the Obligations in respect of the Notes (including the Subsidiary Guarantees), the Notes Collateral Documents and this Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes Secured Parties” means (a) the holders of Obligations in respect of the Notes (including the Subsidiary Guarantees), the Notes Collateral Documents and this Indenture, (b) the Representative(s) with respect thereto (which include the Trustee and the Collateral Agent) and (c) the successors and permitted assigns of each of the foregoing.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed or allowable in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Offering Memorandum” means the confidential Offering Memorandum of the Company, dated June 4, 2020, relating to the offering of the Initial Notes.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Open Account Agreement” has the meaning specified in the ABL Facility Collateral Agreements.

“Open Account Obligations” of any Person means the obligations of such Person pursuant to any Open Account Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)   Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)   Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii)   Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note (and such Note shall be deemed to be outstanding for purposes of this Indenture); provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Parent Entity” means, with respect to a Person, any direct or indirect parent of such Person, and, if not in reference to any Person, any direct or indirect parent of the Company.

“Parent Entity Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, (v) fees and expenses incurred by any Parent Entity in connection with maintenance and implementation of any management equity incentive plan, and (vi) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit B.

“Parity Priority Lien” means, with respect to specified Indebtedness, a Lien on the Collateral securing such Indebtedness that ranks equal with the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Pari Passu Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable in any material respect to the Holders in relation to the holders of such specified Indebtedness secured by a Lien on the Collateral that ranks equal with the Lien on such Collateral securing the Notes or any Subsidiary Guarantee than the terms of the Pari Passu Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of Non-ABL Secured Obligations with respect to the Collateral, as determined in good faith by the Company.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 1103 or Section 1205. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)     a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(ii)    another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer);

(iii)   Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)   receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)   any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 411;

(vi)   securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date, and in each case any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (y) as otherwise permitted by this Indenture;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Section 407;

(ix)    pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 413;

(x)     (1) Investments in or by any Receivables Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Receivables Subsidiary, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company;

(xi)    bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)   the Notes and the Unsecured Notes;

(xiii)   any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Junior Capital as consideration; (xiv) Management Advances;

(xv)   Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $100.0 million and 1.25% of Consolidated Tangible Assets;

(xvi)   any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 412(b) (except transactions described in clauses (i), (v) and (vi) of Section 412(b)), including any Investment pursuant to any transaction described in Section 412(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xvii)   any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary or by reason of applicable law, rule, regulation or order, or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xviii)   other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $100.0 million and 1.25% of Consolidated Tangible Assets;

(xix)   Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(xx)   advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or the Restricted Subsidiaries;

(xxi)   any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(xxii)   any Investment acquired by the Company or any Restricted Subsidiary (x) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (y) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

If any Investment pursuant to clause (xv) or (xviii) above, or Section 409(b)(vii) or Section 409(b)(xii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or Section 409(b)(vii) or Section 409(b)(xi), as applicable.

“Permitted Liens” means:

(a)   Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)   Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)   pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)   pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)   easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)   Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness Incurred under Section 407(b)(i) and secured under clause (k)(1) of this definition) so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements would secure) the original Indebtedness; provided that any Lien on any Collateral also securing Refinancing Indebtedness shall be permitted to be equal or senior in priority to the Liens securing the Obligations in respect of the Notes (including the Subsidiary Guarantees) on such Collateral only to the extent that the corresponding Lien securing the Indebtedness so refinanced was (or, under the written arrangements under which the original Lien arose, would have been) a Lien equal or senior in priority, as applicable, to the Liens securing the Obligations in respect of the Notes (including the Subsidiary Guarantees) and if the Indebtedness being refinanced was subject to an Intercreditor Agreement such Refinancing Indebtedness is also subject to the applicable Intercreditor Agreements;

(g)   (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)   Liens securing Indebtedness or other obligations (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Open Account Obligations, Purchase Money Obligations or Finance Lease Obligations Incurred in compliance with Section 407;

(i)     Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)     leases, subleases, licenses or sublicenses to or from third parties;

(k)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Section 407(b)(i), (b)(iii) (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in Section 407(a)), (b)(iv), (b)(v), (b)(vii), (b)(viii) (other than Section 407(b)(viii)(H)), (b)(xi), (b)(xiii), (b)(xv) or (b)(xvii); provided that (I) in the case of Indebtedness Incurred in compliance with Section 407(b)(i)(I), any such Liens on ABL Priority Collateral may rank senior to the Liens thereon securing the Notes, in which case Liens securing such Indebtedness on Non-ABL Priority Collateral shall rank junior to the Liens thereon securing the Notes and the Subsidiary Guarantees, in each case, pursuant to the ABL Intercreditor Agreement, (II) in the case of Indebtedness Incurred in compliance with Section 407(b)(xi)(y), any such Liens on the Collateral shall rank junior to the Liens securing the Notes and the Subsidiary Guarantees pursuant to a junior lien intercreditor agreement that is customary (as determined by the Company pursuant to an officer’s certificate delivered to the Trustee) and (III) in all other cases, such Liens on the Collateral shall be Parity Priority Liens), (2) the Notes issued on the Issue Date and the Subsidiary Guarantees in respect thereof, (3) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, or (4) obligations in respect of Management Advances or Management Guarantees; and in each case under the foregoing clauses (1) through (4) Liens securing any Guarantee of any thereof;

(l)     Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m)   Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of the Company that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(n)    any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than Indebtedness Incurred under Section 407(b)(i) and secured under clause (k)(1) of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate; provided, further that any Lien on any Collateral also securing Refinancing Indebtedness shall be permitted to be equal or senior in priority to the Liens on such Collateral securing the Obligations in respect of the Notes (including the Subsidiary Guarantees) on such Collateral only to the extent that the corresponding Lien securing the Indebtedness so refinanced was (or, under the written arrangements under which the original Lien arose, could have been) a Lien equal or senior in priority, as applicable, to the Liens securing the Obligations in respect of the Notes (including the Subsidiary Guarantees) and if the Indebtedness being refinanced was subject to an Intercreditor Agreement such Refinancing Indebtedness is also subject to the applicable Intercreditor Agreements;

(p)   Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Section 407 on assets that are the subject of such repurchase agreements, or (12) in favor of any Receivables Subsidiary in connection with any Financing Disposition;

(q)   other Liens securing Indebtedness or other obligations that in the aggregate at any time outstanding do not exceed an amount equal to the greater of $200.0 million and 2.5% of Consolidated Tangible Assets at the time of Incurrence of such Indebtedness or other obligations;

(r)   Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Receivables Subsidiary, or in connection with a Specified Receivables Facility or otherwise Incurred pursuant to Section 407(b)(ix); and

(s)   Liens on the Collateral, if such Liens rank junior to the Liens on such Collateral in relation to the Lien securing the Notes and the Subsidiary Guarantees, as applicable (so long as any such Liens (and related Obligations) are subject to an Intercreditor Agreement (or a customary junior lien intercreditor agreement)).

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Consolidated Tangible Assets at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article III is located.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer,” as that term is defined in Rule 144A.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Real Property Collateral Documents” shall mean with respect to each Material Real Property (i) a Mortgage securing the Obligations customary (as determined by the Company in good faith) in form and substance, (ii) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company (each such policy, a “Title Policy”), in the amount of the Fair Market Value of the applicable Material Real Property, insuring the Lien of each Mortgage as a valid first-priority Lien on the Real Property described therein, free of any other Liens except for Permitted Liens and otherwise customary (as determined by the Company in good faith) in form and substance, together with such reasonable and customary (as determined by the Company in good faith) endorsements, co-insurance and reinsurance, (iii) an opinion of local counsel to the applicable Grantor customary (as determined by the Company in good faith) in form and substance and containing customary opinions of local counsel concerning due authorization, due execution and enforceability, (iv) an ALTA survey customary (as determined by the Company in good faith) in form and substance or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such property and issue the endorsements required by clause (ii) above, and (v) any further agreement, instrument, subordination, estoppel or document as the Collateral Agent may reasonably request in connection with the foregoing and to further grant, preserve, protect, and perfect the liens intended to be provided herein.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Receivables Facility” means any of one or more transactions pursuant to which the Company or any of the Restricted Subsidiaries sells or conveys Receivables Facility Assets to a Receivables Subsidiary that borrows or issues debt on a secured basis against Receivables Facility Assets.

“Receivables Facility Assets” means (a) Accounts and, in each case, any related assets and rights (including any collateral securing such Accounts, any contract rights in respect of such Accounts, proceeds collected on such Accounts, lockbox accounts into which such proceeds are collected and related records) customarily transferred in connection with similar receivables financing or securitization transactions and/or (b) Capital Stock issued by any Receivables Subsidiary;

“Receivables Facility Guarantee” means (i) any guarantee of performance and related indemnification entered into by the Company or any Restricted Subsidiary in respect of the obligations of a seller or servicer of Receivables Facility Assets in a Receivables Facility or (ii) any other guarantee of performance entered into by the Company or any Restricted Subsidiary which the Company has determined in good faith to be customary in a Receivables Facility.

“Receivables Subsidiary” means a Subsidiary (x) formed as a special purpose entity for the purpose of facilitating or entering into one or more Specified Receivables Facilities and (y) engaged only in activities reasonably related or incidental to Specified Receivables Facilities (it being understood and agreed that any entity formed solely for the purpose of holding any bank account into which collections or other proceeds of Receivables Facility Assets are paid shall satisfy the requirement in clause (y) above).

“Redemption Date,” when used with respect to any Note to be redeemed or purchased, means the date fixed for such redemption or purchase by or pursuant to this Indenture and the Notes.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, exchange. supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the date of this Indenture or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, of the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 407 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 407 or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (4) to the extent such Refinancing Indebtedness is secured by Collateral, the Liens on Collateral securing such Refinancing Indebtedness have a priority that is equal or junior to the priority of Liens on Collateral securing the Indebtedness being extended, replaced, refinanced, renewed, repaid or restructured and such Liens shall be subject to the applicable Intercreditor Agreements and, if junior in priority, a junior lien intercreditor agreement on market terms (as determined by the Company in an officer’s certificate delivered to the Trustee and the Collateral Agent) to subordinate Liens on the Collateral securing such Indebtedness to the Liens securing the Obligations in respect of the Notes (including the Subsidiary Guarantees).

“Regular Record Date” for the interest payable on any applicable Interest Payment Date means December 15 and June 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal

Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Relevant Period” has the meaning assigned to such term in the definition of “Below Investment Grade Rating Event”.

“Representative” means, with respect to any Person, such Person’s designated agent.

“Resale Restriction Termination Date” means, with respect to any Note, the date that is one year (or such other period as may hereafter be provided under Rule 144 under the Securities Act or any successor provision thereto as permitting the resale by non-affiliates of Restricted Securities without restriction) after the later of the original issue date in respect of such Note and the last date on which the Company or any Affiliate of the Company was the owner of such Note (or any Predecessor Note thereto).

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 409, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to receive, at its request, and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior-Priority Obligations” means the Non-ABL Secured Debt Obligations and the ABL Facility Obligations.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date (including pursuant to SEC amendments adopted prior to the Issue Date but not yet effective).

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Specified Receivables Facility.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 307.

“Specified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Company shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair, reasonable and beneficial to the Company; (b) all sales or other conveyances of Receivables Facility Assets by the Company or applicable Restricted Subsidiary to any Receivables Subsidiary are made for fair market value; (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined by the Company in good faith) and may include Standard Receivables Undertakings; and (d) the obligations under such Receivables Facility shall not be guaranteed by, or secured by assets of, the Company or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (it being agreed that the foregoing shall not prohibit Standard Receivables Undertakings, or precautionary financing statements or similar filings, in respect of Receivables Facility Assets).

“Standard Receivables Undertakings” means any Receivables Facility Guarantee and/or any representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which the Company has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of this Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to Section 414. As used in this Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee, in each case, unless and until such Subsidiary is released from such Subsidiary Guarantee in accordance with the terms of this Indenture.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii)  investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the date of this Indenture, except as otherwise provided herein.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, any or all of the following: (i) the entry into this Indenture, and the offer and issuance of the Notes, (ii) the entry into the indenture with respect to the Unsecured Notes, and the offer and issuance of the Unsecured Notes and (iii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Treasury Rate” means, with respect to a Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to such Redemption Date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to July 1, 2022; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means any corporate trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers who shall have direct responsibility for the administration of this

Indenture, or any other officer of the Trustee to whom a corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of New York from time to time.

“Unrestricted Subsidiary” means (i) each ETC Entity and each of its Subsidiaries and Retail Transportation Company and each of its Subsidiaries, (ii) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 409. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under Section 407(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Receivables Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 407(b)(ix). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“Unsecured Notes” means the Issuer’s $500,000,000 aggregate principal amount of 9.375% senior notes due 2025 issued on the Issue Date.

“VS Business” means the Company’s business conducted under the Victoria’s Secret and PINK brands.

“VS Entities” means each of the Company’s Subsidiaries that are engaged primarily in the conduct of the VS Business.

“VS Holdco” means an entity that, together with its Subsidiaries, holds no material assets (other than assets necessary or appropriate for the conduct of the VS Business) and holds all material liabilities related to the VS Business (in each case as determined in good faith by the Company).

“VS Spin Transaction” means one or more transactions involving (i) the payment of a dividend or other distribution on the common stock of the Company of, or other distribution in respect of the common stock of the Company of, equity interests of VS Holdco, or (ii) the exchange of equity interests of VS Holdco for common stock of the Company.

“Wholly Owned Domestic Restricted Subsidiary” means as to any Person, any Wholly Owned Domestic Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Section 102. Other Definitions.

Term	Defined in Section
“Act”	108
“Affiliate Transaction”	412
“Agent Members”	312
“Amendment”	410
“Authentication Order”	303
“Bankruptcy Law”	601
“Certificate of Beneficial Ownership”	313
“Change of Control Offer”	415
“Covenant Defeasance”	1203
“Custodian”	601
“Declined Excess Proceeds”	411
“Defaulted Interest”	307
“Defeasance”	1202
“Defeased Notes”	1201
“Directing Holder	608
“Discharge”	101
“Event of Default”	601
“Excess Proceeds”	411
“Expiration Date”	108
“Global Notes”	201
“Initial Agreement”	410
“Initial Lien”	413
“LCT Election”	123
“LCT Test Date”	123
“Material Intellectual Property”	418
“Note Register” and “Note Registrar”	305
“Noteholder Direction”	608
“Notice of Default”	601

Term	Defined in Section
“Offer”	411
“Permanent Regulation S Global Notes”	201
“Permitted Payment”	409
“Physical Notes”	201
“Position Representation”	608
“Private Placement Legend”	203
“Ratio Tested Committed Amount”	407
“Redemption Amount”	1009
“Redemption Price”	1009
“Refinancing Agreement”	410
“Refunding Capital Stock”	409
“Regulation S Global Notes”	201
“Regulation S Note Exchange Date”	313
“Regulation S Physical Notes”	201
“Reporting Date”	405
“Restricted Payment”	409
“Reversion Time”	416
“Rule 144A Global Notes”	201
“Rule 144A Physical Notes”	201
“Subsidiary Guaranteed Obligations”	1301
“Successor Company”	501
“Suspended Covenants”	416
“Suspension Date”	416
“Suspension Period”	416
“Treasury Capital Stock”	409
“Verification Covenant”	608

Section 103. Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)   the terms defined in this Indenture have the meanings assigned to them in this Indenture;

(2) “or” is not exclusive;

(3)   all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(4)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(5)   all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;

(6)   the words “include,” “included” and “including,” as used herein, shall be deemed in each case to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to”;

(7)    words in the singular include the plural, and words in the plural include the singular;

(8)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9)    any reference to a Section, Article or clause refers to such Section, Article or clause of this Indenture; and

(10)   notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

Section 104. [Reserved].

Section 105. [Reserved].

Section 106. Compliance Certificates and Opinions. Upon any application or request by the Company or by any other obligor upon the Notes (including any Subsidiary Guarantor) to the Trustee to take any action under any provision of this Indenture, the Company or such other obligor (including any Subsidiary Guarantor), as the case may be, shall furnish to the Trustee such certificates and opinions as may be required under this Indenture. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 406) shall include:

(1)   a statement that the individual signing such certificate or opinion has read such covenant or condition, as applicable, and the definitions herein relating thereto;

(2)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)   a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been complied with; and

(4)   a statement as to whether, in the opinion of such individual, such condition or covenant, as applicable, has been complied with.

Section 107. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 108. Acts of Noteholders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 701) conclusive in favor of the Trustee, the Company, and any other obligor upon the Notes, if made in the manner provided in this Section 108.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    (i) The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable

Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 110.

(ii)    The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 602, (C) any request to institute proceedings referred to in Section 607(ii) or (D) any direction referred to in Section 612, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 110.

(iii)   With respect to any record date set pursuant to this Section 108, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 108(e) in writing, and to each Holder of Notes in the manner set forth in Section 110, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 108, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(iv)   Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(v)   Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(vi)   The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization direction, notice consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 109. Notices, Etc., to Trustee, Collateral Agent and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1)   the Trustee or the Collateral Agent by any Holder or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at 10 W Broad St, Columbus, OH 43215 CN-OH-BD12, Attention: Scott R. Miller, Vice President (telephone: 614-849-3402; email: scott.miller6@usbank.com) or at any other address furnished in writing to the Company by the Trustee or the Collateral Agent,

(2)   the Company by the Trustee or the Collateral Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, to the Company at Three Limited Parkway, Columbus, Ohio 43230 or at any other address furnished in writing to the Trustee or the Collateral Agent by the Company,

(3)   the Company, the Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Section 110. Notices to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such

Note (or its designee) pursuant to the customary procedures of such Depositary (including delivery by electronic mail).

Section 111. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 112. Successors and Assigns. All covenants and agreements in this Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 113. Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 114. Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 115. Governing Law. THIS INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES, THE COLLATERAL AGREEMENT AND THE INTERCREDITOR AGREEMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES, EACH SUBSIDIARY GUARANTOR AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

Section 116. Waiver of Trial by Jury. Each of the parties hereto hereby waives the right to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Indenture.

Section 117. Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.

Section 118. No Personal Liability of Directors, Managers, Officers, Employees, Incorporators and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 119. Exhibits and Schedules. All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

Section 120. Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or in any other format will be effective as delivery of a manually executed counterpart. The Company agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 121. Force Majeure. To the extent permitted by the TIA, in no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Section 122. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and Collateral Agent (acting in any capacity hereunder) with such information as it may reasonably request in order for the Trustee and Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

Section 123. Limited Condition Transaction and Incurrence-Based Amounts.

(a)   In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 123, and any Default, Event of Default or specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)   determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio; or

(ii)   testing baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated Tangible Assets);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

(b)  Notwithstanding anything to the contrary herein, unless the Company otherwise elects, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Consolidated Secured Leverage Ratio test, and/or any Consolidated Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Consolidated Secured Leverage Ratio test, and/or any Consolidated Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) it is understood and agreed that (A) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company.

ARTICLE II

NOTE FORMS

Section 201. Forms Generally. The Initial Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Any Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Exhibit A is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Notes offered and sold to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Notes,” and shall be deposited with the Trustee, as custodian for the Depositary or its nominee, for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to herein as the “Regulation S Global Notes,” and shall be deposited with the Trustee, as custodian for the Depositary or its nominee for the accounts of designated Agent Members holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 312 and 313, Notes issued pursuant to Section 305 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Rule 144A Physical Notes”) or (y) in a Regulation S Global Note (if any), on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Section 202. Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:	Authorized Officer

Dated:

If an appointment of an Authenticating Agent is made pursuant to Section 714, the Notes may have endorsed thereon, in lieu of the Trustee’s certificate of authentication, an alternative certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

[NAME]

as Trustee

By:	As Authenticating Agent

By:
Authorized Officer

Dated:

Section 203. Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 313(4):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR

OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A, REGULATION S OR ANOTHER EXEMPTION UNDER THEREUNDER.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A)  IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, THAT IT WILL NOT WITHIN [ONE YEAR— FOR NOTES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE COMPANY OR ANY OF ITS AFFILIATES OWNED THIS NOTE, OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (X) (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (Y) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (X) ABOVE, AND THAT, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM

MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 312 AND 313 OF THE INDENTURE (AS DEFINED HEREIN).”

Each Regulation S Global Note shall also bear the following legend on the face thereof:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Note issued with OID will contain a legend substantially to the following effect:

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: L BRANDS, INC., THREE LIMITED PARKWAY, COLUMBUS, OHIO 43230.”

ARTICLE III

THE NOTES

Section 301. General Terms; Additional Notes. All Notes will vote (or consent) as a class with the other Notes and otherwise be treated as a single class of Notes for all purposes of this Indenture. Each Note will bear interest at a rate of 6.875% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semi-annually on January 1 and July 1 of each year (each such date, an “Interest Payment Date”), commencing January 1, 2021 to Holders of record as of the close of business on December 15 and June 15, whether or not a Business Day, immediately preceding each Interest Payment Date.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Sections 407 and 413 hereof. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture; provided further, however, that in the event any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible notes will be issued with a separate CUSIP number or ISIN so they are distinguishable from the Initial Notes. Holders of Additional Notes issued will share equally and ratably in the Collateral with the Holders of the Notes issued prior thereto.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 302. Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 303. Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Company by one Officer of the Company. The signature of any such Officer on the Notes may be manual or by facsimile.

Notes bearing the manual or facsimile signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $750.0 million and (ii) subject to Sections 407 and 413, Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company (which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date), in each case specified in clauses (i) and (ii) above, upon a written order of the Company in the form of an Officer’s Certificate of the Company (an “Authentication Order”). Such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP”, “ISIN”, “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes, the issue price (in the case of Additional Notes) and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 304. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 305. Note Registrar and Paying Agent. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, such Company shall provide for the registration of Notes and of transfers of Notes. The Company may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent. The Company may change the Paying Agent or Note Registrar without prior notice to the Holders of Notes. The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 707. The Company or any wholly-owned Domestic Subsidiary of the Company may act as Paying Agent (except for purposes of Section 1103 or Section 1205) or Note Registrar.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 1004 and ending at the close of business on the day of such mailing or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

Section 306. Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code and (c) satisfies any other reasonable requirements of the Company. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar, from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 306, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 306 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 307. Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date.

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, as provided in clause (1) or clause (2) below:

(1)   The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2)   The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 307, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

Section 308. Persons Deemed Owners. The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 307) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

Section 309. Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 309, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

Section 310. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 311. CUSIP Numbers, ISINs, Etc. The Company in issuing Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers.

Section 312. Book-Entry Provisions for Global Notes. (a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Trustee as custodian for such Depositary. None of the Company, any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b)   Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or its custodian, or under such Global Notes. The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Section 305 and Section 313. Subject to the limitation on issuance of Physical Notes set forth in Section 313(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Exchange Act and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d)   In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 312(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, one or more Physical Notes of like principal amount of authorized denominations.

(e)   In connection with a transfer of an entire Global Note to beneficial owners for Physical Notes pursuant to Section 312(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f)   The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 313) and the procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note. Subject to Section 313, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g)   Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 312(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 203 and Section 313, bear the Private Placement Legend.

(h)   Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 313.

Section 313. Special Transfer Provisions.

(1)   Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a)   if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company, an opinion of counsel, certifications and other information satisfactory to the Company, and

(b)   if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver one or more Physical Notes of like amount.

(2)   Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a)   if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b)   if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3)   Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 312 and this Section 313.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note until a date, which must be after the end of the Restricted Period, on which the Company receives a certificate of beneficial ownership substantially in the form attached hereto as Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4)   Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5)   Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 313, such registration to be done in accordance with the otherwise applicable provisions of this Section 313, upon the furnishing by the proposed transferor or transferee of a written opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form attached hereto as Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security may not be transferred other than as provided in this Section 313. A beneficial interest in a Global Note that is a Restricted Security may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 313.

(6)   General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 312 or this Section 313 (including all Notes received for transfer pursuant to this Section 313). The Company shall have the right to require the applicable Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

ARTICLE IV

COVENANTS

Section 401. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of such Notes and this Indenture. Principal amount (and premium, if any) and interest on the Notes shall be considered paid on the date due if the Company shall have deposited with the Paying Agent (if other than the Company or another wholly-owned Domestic Subsidiary of the Company) as of 12:00 p.m. New York City time on the due date money in immediately available funds and designated for and sufficient to pay all principal amount (and premium, if any) and interest then due. At the option of the Company, payment of interest on such Note may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Section 402. Maintenance of Office or Agency. (a) The Company shall maintain in the United States an office or agency where such Notes may be presented or surrendered for payment, where such Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee; provided, however, that with respect to payments on the Notes and any exchange, transfer, or other surrender of the Notes, the Corporate Trust Office shall mean the corporate trust operations office of the Trustee in St. Paul, Minnesota or such other office or location designated by the Trustee by written notice; provided, further, that no service of legal process may be made against the Company at any office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.

The Company hereby designates the Corporate Trust Office of the Trustee, as one such office or agency of the Company in accordance with Section 305.

Section 403. Money for Payments to Be Held in Trust. If the Company shall at any time act as Paying Agent, it shall, on or before 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of such Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, it shall, on or prior to 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, such Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 403, that such Paying Agent shall:

(1)   hold all sums held by it for the payment of principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2)   give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;

(3)   at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(4)   acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and liabilities of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of such Notes, this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof unless an applicable abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 404. [Reserved].

Section 405. Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such filings) and furnish to the Noteholders all quarterly and annual financial information, and within 15 days of the dates, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10- K (including pursuant to any extension authorized by the SEC, rule, regulation or executive order).

In addition, to the extent not satisfied by the foregoing, the Company will furnish to Holders of the Notes and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4).

The Company will be deemed to have satisfied the requirements of the first paragraph of this this Section 405 if any Parent Entity furnishes or makes available information regarding the Parent Entity of the type otherwise so required with respect to the Company and such Parent Entity is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and has filed reports required under Section 13(a) or 15(d) of the Exchange Act with the SEC via EDGAR (or successor) filing system and such reports are publicly available, in each case provided that the same is accompanied by information describing the non-equity differences between the financial information relating to such Parent Entity and its Subsidiaries, on the one hand, and the financial information relating to the Company and its Subsidiaries, on the other hand (as determined by the Company in good faith, which determination shall be conclusive) and for the avoidance of doubt need not be audited or compliant with Regulation S-X.

Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports. The Trustee is not obligated to monitor or confirm, on a continuing basis or otherwise, any reports or other documents filed with the SEC or posted to any website or to participate in any conference calls.

Section 406. Statement as to Default. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company commencing with the Company’s fiscal year ending January 30, 2021, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof (on behalf of the Company) the Company is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture applicable to the Company (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.

Section 407. Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

(b)   Notwithstanding the foregoing Section 407(a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)   Indebtedness (I) Incurred (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to the greater of (x) $1,250.0 million and (y) an amount equal to the Borrowing Base (plus, in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing) plus (II) in an unlimited amount, if on the date of the Incurrence of such Indebtedness (other than any such Refinancing Indebtedness), after giving effect to such Incurrence (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Ratio Tested Committed Amount”), in which case such Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause) the Consolidated Secured Leverage Ratio would be equal to or less than 2.00:1.00; and (in the case of this subclause (II)) any Refinancing Indebtedness with respect to any such Indebtedness (or Ratio Tested Committed Amount);

(ii)   Indebtedness (A) of any Restricted Subsidiary to the Company, or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that, in the case of this Section 407(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted

Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Section 407(b)(ii);

(iii)   Indebtedness represented by the Notes (other than Additional Notes), any Indebtedness (other than the Indebtedness under any ABL Facility described in Section 407(b)(i)(I) above and the Indebtedness described in clause (xvii) below) outstanding (or Incurred pursuant to any commitment outstanding) on the Issue Date (including the Unsecured Notes issued on the Issue Date) and any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this Section 407(b)(iii) or Section 407(a) above;

(iv)   Purchase Money Obligations and Finance Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto, (A) outstanding on the Issue Date and (B) in an additional aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $300.0 million and 3.5% of Consolidated Tangible Assets;

(v)   Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B)  consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi)   (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 407), or (B) without limiting Section 413, Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 407);

(vii)   Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including in respect of liabilities or obligations of franchisees, (C) Hedging Obligations, (D) Management Guarantees or Management Indebtedness, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (H) Junior Capital, (I) Bank Products Obligations or (J) Open Account Obligations;

(ix)   Indebtedness (A) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Specified Receivables Facility in an aggregate principal amount at any time outstanding under this this Section 407(b)(ix) not exceeding an amount equal to the greater of $120.0 million and 60.0% of the aggregate accounts excluded from the definition of “Eligible Accounts” under the ABL Facility as such definition is in effect on the Issue Date; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Receivables Subsidiary (other than with respect to Standard Receivables Undertakings); (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Receivables Subsidiary (other than with respect to Standard Receivables Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 407 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this Section 407(b)(ix);

(x)     Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xi)   Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, (x) in the case of any such Indebtedness that is secured by Parity Priority Liens on the Collateral, either (1) the Consolidated Secured Leverage Ratio would be equal to or less than 2.00:1.00 or (2) the Consolidated Secured Leverage Ratio would be equal to or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto, or (y) in the case of any other such Indebtedness Incurred pursuant to this this Section 407(b)(xi), either (1) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 or (2) the Consolidated Coverage Ratio would be equal to or be greater than the Consolidated Coverage Ratio immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii)   Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $500.0 million and 6.0% of Consolidated Tangible Assets;

(xiii)   Indebtedness of the Company or any Restricted Subsidiary Incurred as consideration in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $200.0 million and 2.5% of Consolidated Tangible Assets;

(xiv)   Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with Section 407(a), and any Refinancing Indebtedness with respect thereto;

(xv)   Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $400.0 million and 5.0% of Consolidated Tangible Assets;

(xvi)   Indebtedness of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount at any time outstanding not exceeding $400.0 million; and

(xvii)   Indebtedness in respect of the China Facility Obligations, including Guarantees thereof by the Company and the Restricted Subsidiaries, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding $200.0 million.

(c)       For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 407, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 407) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 407(a) or (b) above, the Company, in its sole discretion, shall classify or reclassify such item of Indebtedness and may include the amount and type of such Indebtedness in Section 407(a) or one or more of the clauses or subclauses of Section 407(b) above (including in part under one such clause or subclause and in part under another such clause or subclause); provided that (if the Company shall so determine) any Indebtedness Incurred pursuant to Section 407(b)(iv), 407(b)(ix), 407(b)(xii), 407(b)(xiii), 407(b)(xv), 407(b)(xvi) or 407(b)(xvii) shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of Section 407(a) or Section 407(b)(i)(II) from and after the first date on which the Company or any Restricted Subsidiary could have Incurred such Indebtedness under Section 407(a) or Section 407(b)(i)(II), as applicable, without reliance on such clause; (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (iv) the principal amount of Indebtedness outstanding under any clause of Section 407(b) above shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (v) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 407(b) above measured by reference to a percentage of Consolidated Tangible Assets at the time of Incurrence, and such refinancing would cause such percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 407(b) above measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness outstanding on the Issue Date under the ABL Facility shall be classified as Incurred under Section 407(b)(i)(I), and may not later be reclassified.

(d)    For purposes of determining compliance with any provision of Section 407(b) (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of Consolidated Tangible Assets, in each case, for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated Tangible Assets, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated Tangible Assets, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the ABL Facility or the China Facility Agreement shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (A) the Issue Date, (B)  any date on which any of the respective commitments under the ABL Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 408. [Reserved].

Section 409. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock on no more than a pro rata basis, measured by the number of shares owned of the applicable class), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:

(1)   an Event of Default shall have occurred and be continuing (or would result therefrom);

(2)   the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to Section 407(a); or

(3)   the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A)   50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on November 1, 2020 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, zero);

(B)    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)    (i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to Section 409(b)(ix), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D)   in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b)   The provisions of Section 409(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)   (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated

Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 409(a)(3)(B) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Section 409(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)   any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or any of its Restricted Subsidiaries or Refinancing Indebtedness Incurred in compliance with Section 407, (x) from Net Available Cash or an equivalent amount to the extent permitted by Section 411, (y) following the occurrence of a Change of Control Triggering Event (or other similar event described therein as a “change of control triggering event”), but only if the Company shall have complied with Section 415 and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii)   any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Section 409;

(iv)   Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)   loans, advances, dividends or distributions by the Company to any Parent Entity to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of the Company (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors or repurchases of equity from others to offset dilution from issuances of equity to such persons (including any repurchase or acquisition by reason of the Company retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (w) (1) $50.0 million, plus (2) $25.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (x) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 409(a)(3)(B)(x), plus (y) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary since the Issue Date to the extent such cash proceeds are not included in any calculation under Section 409(a)(3)(A); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(vi)   any Restricted Payments in an amount not to exceed in any fiscal year of the Company the greater of (x) $280.0 million and (y) 6.0% of Market Capitalization;

(vii)   Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $250.0 million and 3.0% of Consolidated Tangible Assets;

(viii)   loans, advances, dividends or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent Entity to satisfy obligations under any management agreements, (B) pursuant to any tax sharing agreement, or (C)  to pay or permit any Parent Entity to pay (but without duplication) any Parent Entity Expenses or any related taxes;

(ix)   payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent Entity to make payments, to holders of Capital Stock of the Company in lieu of issuance of fractional shares of such Capital Stock;

(x)   dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)   (A) dividends on any Designated Preferred Stock of the Company issued after the Issue Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00, (B) loans, advances, dividends or distributions to any Parent Entity to permit dividends on any Designated Preferred Stock of any Parent Entity issued on or after the Issue Date if the net proceeds of the issuance of such Designated Preferred Stock have been contributed to the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this subclause (B) shall not exceed the net proceeds of such issuance of Designated Preferred Stock received by or contributed to the Company or any of its Restricted Subsidiaries or (C) any dividend on Refunding Capital Stock that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00;

(xii)   Investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of $200.0 million and 2.5% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 407;

(xv)   Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed an amount equal to Declined Excess Proceeds;

(xvi)   any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 4.00:1.00;

(xvii)   any distribution, as a dividend or otherwise, of all or any portion of the equity interests of any VS Entity or assets of the VS Business;

(xviii)   any BBW Spin Transaction; provided that after giving effect to such BBW Spin Transaction, (x) if BBW Holdco is not the Company, BBW Holdco shall have assumed all of the rights and obligations of, and become, the issuer with respect to the Notes (and the Company shall be released from its Obligations with respect to the Notes in its capacity as issuer at such time) and (y) each Wholly Owned Domestic Restricted Subsidiary of BBW Holdco upon consummation of such transaction shall be or become, as applicable, a Guarantor and a Grantor with respect to the Notes to the extent such a guarantee and grant of security would be required under the covenant described under Section 414 were such entity a Wholly Owned Domestic Restricted Subsidiary of the Company;

(xix)   the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries; and

(xx)   payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 501; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided that (A) in the case of clause (iii) of this Section 409(b), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments, and (C) solely with respect to clauses (vi) and (xvi) of this Section 409(b), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Section 409, (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses).

Notwithstanding any other provision of this Indenture, this Indenture does not restrict any redemption or other payment by the Company or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Subordinated Obligations pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Subordinated Obligations, and the Company’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Indenture.

Section 410. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1)   pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Existing Unsecured Notes, the Existing Unsecured Notes Indenture, this Indenture, the Notes, the Notes Collateral Documents, the Unsecured Notes or the indenture with respect thereto;

(2)   pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3)   pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in clause (1) or (2) of this Section 410 or this clause (3) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)   pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(5)   (A) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations, Bank Products Obligations or Open Account Obligations;

(6)   with respect to any agreement for the direct or indirect disposition of Capital Stock, property or assets of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such sale or disposition;

(7)   by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary; or

(8)   pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 407 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company) or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B)  relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Receivables Subsidiary.

Section 411. Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)   the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition, as such Fair Market Value (on the date a legally binding commitment for such Asset Disposition was entered into) may be determined in good faith by the Company, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii)   in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (on the date a legally binding commitment for such Asset Disposition was entered into) of $50.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis) received by the Company or such Restricted Subsidiary is in the form of cash; provided that this Section 411(a)(ii) shall not apply in the case of an Asset Disposition of all or a portion of the equity interests in, or assets of, the VS Business; and

(iii)   an amount equal to 100.0% (as may be adjusted pursuant to the last proviso to this Section 411(a)(iii)) of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)   first, either (x) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or Obligations in respect thereof or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or Obligations in respect thereof (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash; provided that in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay or repay or purchase any Indebtedness other than Senior-Priority Obligations, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project; provided that the Company and its Restricted Subsidiaries will be deemed to have reinvested such Net Available Cash if and to the extent that, within 365 days after the Asset Disposition that generated the Net Available Cash, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (A) with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment;

(B)    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem, prepay or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary (provided that Excess Proceeds from an Asset Disposition of Collateral may be applied to purchase, redeem, prepay or repay any Senior Indebtedness that is not a Senior-Priority Obligation only after all Senior-Priority Obligations have been paid in full), pursuant and subject to Section 411(b) and Section 411(c) and the agreements governing such other Indebtedness; and

(C)    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above (the amount of such balance, “Declined Excess Proceeds”), to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (A)(y) above with respect to such Asset Disposition.

Notwithstanding the foregoing provision in Section 411(a)(iii), to the extent that repatriating any or all of the Net Available Cash from any Asset Disposition by a Foreign Subsidiary (x)  would result in material adverse tax consequences to the Company or any of its Subsidiaries or (y) is prohibited or delayed by applicable local law from being repatriated to the United States (in the case of the foregoing clauses (x) and (y), as reasonably determined by the Company in good faith which determination shall be conclusive), the portion of such Net Available Cash so affected will not be required to be applied in compliance with clause (iii) of the first paragraph of this covenant, and such amounts may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (y), the Company shall take commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation, and if such repatriation of any of such affected Net Available Cash can be achieved such repatriation will be promptly effected and such repatriated Net Available Cash will be applied (whether or not repatriation actually occurs) in compliance with clause (iii) of the first paragraph of this covenant. The time periods set forth in this covenant shall not start until such time as the Net Available Cash may be repatriated whether or not such repatriation actually occurs.

Notwithstanding the foregoing provisions of this Section 411, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 411 except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 411 exceeds $30.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary (without limiting the proviso set forth in clause (B)), with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of Section 411(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents; (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition; (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition; (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days; (5) consideration consisting of Indebtedness of the Company or any Restricted

Subsidiary; (6) Additional Assets; and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $100.0 million and 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

(b)   In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 411(a)(iii)(B), the Company will be required to purchase Notes validly tendered and not withdrawn pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100.0% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating among the Notes and other applicable Indebtedness) set forth in Section 411(c). If the aggregate purchase price of the Notes validly tendered and not withdrawn pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company and the Restricted Subsidiaries for use in accordance with Section 411(a)(iii)(B) (to repay other Senior Indebtedness of the Company or a Restricted Subsidiary) or Section 411(a)(iii)(C) and the amount of Excess Proceeds will be reset at zero. The Company shall not be required to make an Offer for Notes pursuant to this Section 411 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 411(a)(iii)(A)) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than $2,000 in original principal amount of such Note would be left outstanding.

(c)   The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this Section 411, mail or otherwise deliver in accordance with the applicable procedures of DTC a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date falling prior to or on the purchase date); (2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, except that such notice may be delivered more than 60 days prior to the purchase date if the purchase is delayed as provided in clause (5) of this Section 411(c)); (3) the instructions determined by the Company, consistent with this Section 411, that a Holder must follow in order to have its Notes purchased; (4) the amount of the Offer which amount may be contingent upon the Net Available Cash remaining following the application of Net Available Cash pursuant to Section 411(a)(iii)(A) and (5) if such notice is mailed or delivered prior to the date the Net Available Cash attributable to such Asset Disposition is received, that such offer is conditioned upon receipt of such Net Available Cash and that the purchase date may, in the Company’s discretion, be delayed until such time as the Net Available Cash is received. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased).

(d)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 411. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 411, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 411 by virtue thereof.

Section 412. Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Section 412(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 412(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y)  in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)    The provisions of Section 412(a) will not apply to:

(i)     any Restricted Payment Transaction;

(ii)   (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer or director or consultant of or to the Company or any Restricted Subsidiary heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), or (5) any transaction with an officer or director of the Company or any of its Subsidiaries in the ordinary course of business, or (6) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(iii)   any transaction between or among any of the Company, one or more Restricted Subsidiaries, or one or more Receivables Subsidiaries,

(iv)   any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto;

(v)   any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(vi)   any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity;

(vii)   the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions;

(viii)   any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or Junior Capital or any capital contribution to the Company;

(ix)   any investment by any Affiliate of the Company in securities or term loans of the Company or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any such Affiliate in connection therewith) so long as such securities or term loans are being offered generally to investors (other than Affiliates of the Company) on the same or more favorable terms; and

(x)   any transactions undertaken in connection with a VS Spin Transaction or a BBW Spin Transaction; provided that after giving effect to such BBW Spin Transaction, (x) if BBW Holdco is not the Company, BBW Holdco shall have assumed all of the rights and obligations of, and become, the issuer with respect to the Notes (and the Company shall be released from its Obligations with respect to the Notes in its capacity as issuer at such time) and (y) each Wholly Owned Domestic Restricted Subsidiary of BBW Holdco upon consummation of such transaction shall be or become, as applicable, a Guarantor and a Grantor with respect to the Notes to the extent such a guarantee and grant of security would be required under the covenant described under Section 414 were such entity a Wholly Owned Domestic Restricted Subsidiary of the Company.

Section 413. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (the “Initial Lien”) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Indenture or thereafter acquired, securing any Indebtedness, other than:

(1)   in the case of any Initial Lien on any Collateral, such Initial Lien if it is a Permitted Lien; and

(2)   in the case of any Initial Lien on any asset or property not constituting Collateral, such Initial Lien if (a) the Notes and the Subsidiary Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Obligations) the Obligations secured by such Initial Lien, or (b) such Initial Lien is a Permitted Lien.

Notwithstanding anything to the contrary herein, the Company and its Restricted Subsidiaries shall not grant any Lien securing Indebtedness upon any Real Property assets of or related to the VS Business unless equal and ratable liens on such assets are concurrently provided to secure the Notes.

Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee pursuant to clause (2) of the immediately preceding paragraph will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of Section 1303 or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by Section 501) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

If, at any time after the Issue Date, the Company or any Subsidiary Guarantor creates any Lien upon any asset or property that is not at such time Collateral in order to secure any other Non-ABL Secured Debt Obligations (any such Lien, a “New Lien”), it must within 30 days grant a Lien upon such property or assets as security for the Notes or the applicable Subsidiary Guarantee, such that such asset or property subject to such New Lien also becomes subject to a Lien securing the Notes or the applicable Subsidiary Guarantee under the Note Documents with a priority that is equal to the priority of such New Lien (without regard to the exercise of remedies).

Section 414. Future Subsidiary Guarantors. The Company will cause each Wholly Owned Domestic Restricted Subsidiary that is not a Subsidiary Guarantor and that (x) guarantees payment by the Company or any Subsidiary Guarantor of any Indebtedness of the Company or any Subsidiary Guarantor under the ABL Facility, (y) becomes a borrower under the ABL Facility or (z) becomes a primary obligor or guarantor in respect of any Material Indebtedness to execute and deliver to the Trustee within 30 days thereafter (i) a supplemental indenture or other instrument pursuant to which such Wholly Owned Domestic Restricted Subsidiary will guarantee payment of the Notes, whereupon such Wholly Owned Domestic Restricted Subsidiary will become a Subsidiary Guarantor for all purposes under this Indenture and (ii) a supplement or joinder to, or, as applicable, an amendment, restatement, supplement or other modification of, the Notes Collateral Documents (and, in the case of this clause (ii), the Company will cause such Subsidiary) to take all actions required thereunder to perfect the Liens created thereunder. The Company will also have the right to cause any other Subsidiary to guarantee payment of the Notes and provide Collateral for the same. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes pursuant to Section 1303.

Section 415. Purchase of Notes Upon a Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to Article X, Noteholders will have the right to require the Company to repurchase all or any part in an integral multiple of $1,000 of such Noteholder’s Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will be required to send a notice to Noteholders describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue of such conflicts.

(b)   On the Change of Control Payment Date, the Company will be required, to the extent lawful, to (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(c)   The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 415. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 415, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue thereof.

(e)   A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement that if fully performed would result in a Change of Control Triggering Event is in effect at the time of making of the Change of Control Offer.

Section 416. Suspension of Covenants on Achievement of Investment Grade Rating. (a)   If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from both Rating Agencies, and (b) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day (the “Suspension Date”) subject to the provisions of the following paragraph, the covenants listed under Section 407, Section 409, Section 410, Section 411, Section 412, Section 414, Section 501(a)(iii) and Section 501(a)(iv) (collectively, the “Suspended Covenants”) will be suspended. During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with Section 409 as if Section 409 would have been in effect during such period.

(b)   If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the time at which the Company obtains actual knowledge of such rating decline (any such time, a “Reversion Time”). The period of time between the Suspension Date and the Reversion Time is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by Section 407(b)(iii). With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if Section 409 had been in effect prior to, but not during, the Suspension Period. For purposes of Section 411, upon the occurrence of the Reversion Time the amount of Net Available Cash not applied in accordance with such covenant will be deemed to be reset to zero. In addition, for purposes of Section 412, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Time will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 410, all contracts entered into during the Suspension Period prior to such Reversion Time that contain any of the encumbrances or restrictions subject to such covenant will be deemed to have been existing on the Issue Date. The Subsidiary Guarantees of the Subsidiary Guarantors will be released during the Suspension Period. The Trustee shall not have any duty to monitor any Suspension Period or Reversion Time or to notify Holders of such.

(c)   During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 407 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Time and to consummate the transactions contemplated thereby.

(d)   The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the occurrence of any Suspension Date or any Reversion Time, but failure to so notify the Trustee shall not invalidate the occurrence of any Suspension Date or Reversion Time and shall not constitute a Default or Event of Default by the Company. The Trustee shall have no independent obligation to determine if a Suspension Period or Reversion Time has commenced or terminated or to notify Holders regarding the same.

Section 417. Further Assurances. The Company and the other Grantors shall, at their sole expense, take all actions as necessary or that the Trustee or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by this Indenture and in order to grant, preserve, protect and perfect the validity and intended priority of the security interests created or intended to be created by the Notes Collateral Documents. As necessary, or upon reasonable request of the Collateral Agent, the Company and the other Grantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements and continuation statements) as required under this Indenture and the Notes Collateral Documents. For the avoidance of doubt, neither the Trustee nor the Collateral Agent shall be responsible for giving, executing, delivering, filing, recording, authorizing, or maintaining any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to grant, preserve, protect and perfect the validity and intended priority of the security interests created or intended to be created by the Notes Collateral Documents.

Section 418. Additional Limitations on Intellectual Property Transfers. Neither the Company nor any Subsidiary Guarantor will transfer the ownership of any intellectual property that the Company determines in good faith is material to the Company and its Restricted Subsidiaries taken as a whole (“Material Intellectual Property”) to an Unrestricted Subsidiary except to the extent such Material Intellectual Property is related to the anticipated business activities to be conducted by such Unrestricted Subsidiary (as determined by the Company in good faith).

ARTICLE V

SUCCESSORS

Section 501. When the Company May Merge, Etc. (a) The Company will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, unless:

(i)   the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes, this Indenture and the Notes Collateral Documents by executing and delivering to the Trustee and the Collateral Agent an Officer’s Certificate, an Opinion of Counsel and a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee and the Collateral Agent (and the Successor Company (if not the Company) shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Successor Company, together with such financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions);

(ii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)   immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Section 407(a) or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv)   each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee and the Collateral Agent, as applicable, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction and the Liens on the Collateral);

(v)   the Company will have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 501(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 501(b); and

(vi)   to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Notes Collateral Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Collateral Documents in the manner and to the extent required in this Indenture or any of the Notes Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Collateral Documents.

Any Indebtedness that becomes an obligation of the Company (or, if applicable, the Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 501, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 407.

(b)   Clauses (ii) and (iii) of Section 501(a) will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Section 501(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company.

Notwithstanding the foregoing, this Section 501 shall not apply to (i) any BBW Spin Transaction, so long as after giving effect to such BBW Spin Transaction, (x) if BBW Holdco is not the Company, BBW Holdco shall have assumed all of the rights and obligations of, and become, the issuer with respect to the Notes (and the Company shall be released from its Obligations with respect to the Notes in its capacity as issuer at such time) and (y) each Wholly Owned Domestic Restricted Subsidiary of BBW Holdco upon consummation of such transaction shall be or become, as applicable, a Guarantor and a Grantor with respect to the Notes to the extent such a guarantee and grant of security would be required under the covenant described under Section 414 were such entity a Wholly Owned Domestic Restricted Subsidiary of the Company, or (ii) any VS Spin Transaction.

Section 502. Successor Company Substituted. Upon any transaction involving the Company in accordance with Section 501 in which the Company is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Note Documents, except that the predecessor Company the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI

REMEDIES

Section 601. Events of Default. An “Event of Default” means the occurrence of the following:

(i)   a default in any payment of interest on any Note when due, continued for a period of 30 days;

(ii)   a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii)   the failure by the Company to comply with its obligations under Sections 501(a);

(iv)   the failure by the Company to comply for 30 days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 415 (other than a failure to purchase the Notes);

(v)   the failure by the Company to comply for (x) 180 days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 405 or (y)  60 days after the notice specified in the penultimate paragraph of this Section 601 with its other agreements contained in a Note Document;

(vi)   the failure by any Subsidiary Guarantor to comply for 45 days after the notice specified in the penultimate paragraph of this Section 601 with its obligations under its Subsidiary Guarantee;

(vii)   the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; provided that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration;

(viii)   the taking of any of the following actions by the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)   the commencement of a voluntary case;

(B)    the consent to the entry of an order for relief against it in an involuntary case;

(C)    the consent to the appointment of a Custodian of it or for any substantial part of its property; or

(D)    the making of a general assignment for the benefit of its creditors;

(ix)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)   is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)    appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C)    orders the winding up or liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days;

(x)   the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed;

(xi)   the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under this Indenture or any Subsidiary Guarantee (other than by reason of the termination of this Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or this Indenture), if such Default continues for 10 days; or

(xii)   (a) any Lien created by the Notes Collateral Documents relating to the Notes and/or the Subsidiary Guarantees shall no longer constitute a valid and perfected Lien on a material portion of the Collateral (to the extent perfection is required by this Indenture or the Notes Collateral Documents), except as otherwise permitted by the terms of this Indenture or the relevant Notes Collateral Documents and other than the satisfaction in full of all obligations of the Company and the Subsidiary Guarantors under the Notes and this Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture and the Notes Collateral Documents, (b) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the Notes Collateral Documents, any material Notes Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect or a court of competent jurisdiction declares any material Notes Collateral Document to be invalid or unenforceable, or (c) the enforceability of any Notes Collateral Document shall be contested in writing by the Company or any Subsidiary Guarantor, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Notes Collateral Documents.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under Section 601(iv), Section 601(v), Section 601(vi), Section 601 (xii)(a) or Section 601(xii)(b) will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the Outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within 30 days after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” When a Default or an Event of Default is cured, it ceases. Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under Section 601(vii) or Section 601(x) and any event that with the giving of notice or the lapse of time would become an Event of Default under Section 601(iv), Section 601(v) or Section 601(vi), its status and what action the Company is taking or proposes to take with respect thereto.

Section 602. Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the Outstanding Notes by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the Outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 603. Other Remedies; Collection Suit by Trustee. If an Event of Default occurs and is continuing, the Trustee may, but is not obligated under this Section 603 to, pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. If an Event of Default specified in Section 601(i) or 601(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 707.

Section 604. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, the Collateral Agent and the Holders allowed in any judicial proceedings relative to the Company or any other obligor upon the Notes, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to each of them for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee and the Collateral Agent under Section 707.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 605. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 606. Application of Money Collected. Subject to the terms of the Intercreditor Agreements, any money or property collected by the Trustee or the Collateral Agent pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the payment of all amounts due the Trustee and the Collateral Agent under Section 707;

Second: to the payment in full of the Obligations in respect of the Notes (including the Subsidiary Guarantees) (the amounts so applied to be distributed among the holders of such Obligations pro rata in accordance with the amounts of the obligations owed to them on the date of such distribution); and

Third: to the Company or such other Grantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Section 607. Limitation on Suits. No Holder may pursue any remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreements) unless:

(i)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)   Holders of at least 30.0% in principal amount of the Outstanding Notes have requested the Trustee in writing to pursue the remedy;

(iii)   such Holder or Holders have offered to the Trustee or the Collateral Agent security or indemnity satisfactory to the Trustee or the Collateral Agent, as applicable, against any loss, liability or expense;

(iv)   the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)   Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a written direction inconsistent with the request within such 60-day period.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder, to obtain a preference or priority over another Holder or to enforce any right under this Indenture except in the manner herein provided and for the equal and ratable benefit of all Holders.

Section 608. Net Short Provisions.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Company has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely without liability on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction or taking no action in good faith with respect thereto.

Section 609. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor upon the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 610. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy,

and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 611. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 612. Control by Holders. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee; provided that

(1) such direction shall not be in conflict with any rule of law or with this Indenture,

and

(2)   the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 701, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would subject the Trustee or Collateral Agent, as applicable, to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 613. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default

(1)   in the payment of principal of or interest on any Note (which may only be waived with the consent of each Holder of Notes), or

(2)   in respect of a covenant or provision hereof that pursuant to the second paragraph of Section 902 cannot be modified or amended without the consent of the Holder of each Outstanding Note.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

Section 614. Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or the Notes, or in any suit against the Trustee or the Collateral Agent, as applicable, for any action taken, suffered or omitted by it as Trustee or the Collateral Agent, as applicable, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. This Section 614 shall not apply to any suit instituted by the Trustee or the Collateral Agent, as applicable, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10.0% in principal amount of the Outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or Interest Payment Dates expressed in such Note.

Section 615. Waiver of Stay, Extension or Usury Laws. The Company agrees (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other similar law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company from paying all or any portion of the principal of (or premium, if any) or interest on the Notes contemplated herein or in the Notes or that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

THE TRUSTEE

Section 701. Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default,

(1)   the Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Note Documents, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)   in the absence of negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(b)   In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)   No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this paragraph does not limit the effect of Section 701(a); (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 612.

(d)   No provision of this Indenture shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)   Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 701 and Section 703.

Section 702. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail within 90 days after it occurs, to all Holders as their names and addresses appear in the Note Register, notice of such Default hereunder known to the Trustee unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if it in good faith determines that the withholding of such notice is in the interests of the Holders. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of a Default or Event of Default has been delivered to and actually received by a Trust Officer of the Trustee at its office specified in this Indenture and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

Section 703. Certain Rights of Trustee. Subject to the provisions of Section 701:

(1)   the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2)   any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order thereof, and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;

(3)   whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and, in the absence of bad faith on its part, rely upon an Officer’s Certificate of the Company;

(4)   the Trustee shall be entitled to request and receive written instructions from the Company and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company;

(5)   the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(6)   the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(7)   the Trustee shall not be responsible for nor have any duty to monitor the performance or any action of the Company or any other party to this Indenture, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party;

(8)   the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document;

(9)   the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(10)   to the extent permitted by applicable law, the Trustee shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage; and

(11)   the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

For purposes of this Section 703, “Trustee” shall include the Collateral Agent.

Section 704. Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee, the Collateral Agent nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee and the Collateral Agent make no representations as to the validity or sufficiency of this Indenture or of the Notes, except that each of the Trustee and the Collateral Agent represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. Neither the Trustee, the Collateral Agent nor any Authenticating Agent shall be accountable for the use or application by the Company of Notes or the proceeds thereof.

Section 705. May Hold Notes. The Trustee, any Authenticating Agent, any Paying Agent, any Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Section 708 and Section 713, may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Note Registrar or such other agent.

Section 706. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

Section 707. Compensation and Reimbursement. The Company agrees,

(1)   to pay to the Trustee from time to time the reasonable compensation agreed to by the Company in writing for all services rendered by the Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2)   except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable out-of-pocket expenses incurred by the Trustee in accordance with any provision of this Indenture or any Notes Collateral Document (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

(3)   to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the Trustee’s part, arising out of or in connection with the administration of the trust or trusts hereunder, including, without limitation, reasonable attorneys’ fees and expenses, the costs of enforcement of this Indenture or any provision thereof and the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

The Company need not pay for any settlement made without its consent (which consent shall not be unreasonably withheld). The provisions of this Section 707 shall survive the termination of this Indenture or the resignation and removal of the Trustee.

The Trustee shall have a claim prior to the Notes for payment of all amounts due the Trustee under this Section 707 on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal of and interest on any Notes.

For purposes of this Section 707, “Trustee” shall include the Collateral Agent.

Section 708. Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall eliminate such interest, apply to the SEC for permission to continue as Trustee with such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture. The Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.

Section 709. Corporate Trustee Required; Eligibility. There shall at all times be one (and only one) Trustee hereunder. The Trustee shall be a Person that is eligible pursuant to the TIA to act as such and has a combined capital and surplus of at least $50.0 million. If any such Person publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purposes of this Section 709 and to the extent permitted by the TIA, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 709, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 710. Resignation and Removal; Appointment of Successor. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 711.

The Trustee may resign at any time by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 711 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Trustee and to the Company.

If at any time:

(1)   the Trustee shall fail to comply with Section 708 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2)   the Trustee shall cease to be eligible under Section 709 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3)   the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company may remove the Trustee, or (B) subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 711. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 711, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 711, then, subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 110. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding the replacement of the Trustee pursuant to this Section 710, the Company’s obligations under Section 707 shall continue for the benefit of the retiring Trustee.

Section 711. Acceptance of Appointment by Successor. In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article VII.

Section 712. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee or the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Collateral Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee or Collateral Agent, as applicable, hereunder; provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 713. Preferential Collection of Claims Against the Company. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Company (or any such other obligor) or realizing on certain property received by it in respect of such claims.

Section 714. Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate such Notes. Any such appointment shall be evidenced by an instrument in writing signed by a Trust Officer, a copy of which instrument shall be promptly furnished to the Company. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent. An Authenticating Agent has the same rights as any Note Registrar, Paying Agent or agent for service of notices and demands.

ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

Section 801. The Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee

(1)   semi-annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and

(2)   at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, no such list need be furnished pursuant to this Section 801.

Section 802. Preservation of Information; Communications to Holders. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 801 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list. None of the Company, any Subsidiary Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list. The Trustee may destroy any list furnished to it as provided in Section 801 upon receipt of a new list so furnished.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company, nor the Trustee, nor any agent of any of them, shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the TIA.

Section 803. Reports by Trustee. Within 60 days after each June 1, beginning with June 1, 2021, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto for so long as any Notes remain outstanding. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee or any applicable listing agent with each stock exchange upon which any Notes are listed, with the SEC and with the Company. The Company shall notify the Trustee in writing when any Notes are listed on any stock exchange, but any failure to so notify the Trustee shall not constitute a Default or Event of Default by Company.

ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER

Section 901. Without Consent of Holders. Without the consent of any Holder, the Company, the Trustee, the Collateral Agent (in respect of matters set forth in clauses (1), (2), (5), (6), (7), (8), (9), (11), (12), (15), (16), (17), (18) or (19) below) and, as applicable, any Subsidiary Guarantor may amend or supplement the Note Documents for any of the following purposes:

(1)    to cure any ambiguity, mistake, omission, defect or inconsistency;

(2)    to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under any Note Document (and to make appropriate conforming changes to the Note Documents in connection therewith);

(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)    to add Guarantees with respect to the Notes;

(5)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, as additional security for the payment and performance of all or any portion of the Obligations in respect of the Notes and the Subsidiary Guarantees, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the

Trustee or the Collateral Agent pursuant to this Indenture, any of the Intercreditor Agreements, the Notes Collateral Documents or otherwise;

(6)   to provide for the release of Collateral from the Lien pursuant to the Note Documents when permitted or required by the Note Documents;

(7)   to evidence a successor Trustee or Collateral Agent;

(8)   to confirm and evidence the release, termination or discharge of any Subsidiary Guarantee when such release, termination or discharge is provided for under this Indenture or the Notes;

(9)   to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(10)   to provide for or confirm the issuance of Additional Notes in compliance with this Indenture;

(11)   to conform the text of the Note Documents to any provision of the “Description of the Secured Notes” section of the Offering Memorandum;

(12)   to make any change that does not materially adversely affect the rights of any Holder;

(13)   to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA or otherwise;

(14)  [reserved];

(15)   to provide for the addition or succession of any parties to the Notes Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an incurrence of additional Senior-Priority Obligations permitted by this Indenture;

(16)   to enter into any junior lien intercreditor agreement on market terms (as determined by the Company in an officer’s certificate delivered to the Trustee and the Collateral Agent) to subordinate Liens on the Collateral securing permitted Indebtedness to the Liens securing the Obligations in respect of the Notes (including the Subsidiary Guarantees)

(17)   to enter into the Pari Passu Intercreditor Agreement or any joinder thereto (including to add additional secured parties);

(18)   in the case of any Notes Collateral Document, to include therein any legend required to be set forth therein pursuant to any Intercreditor Agreement or to modify any such legend as required by any Intercreditor Agreement, or to make any changes that conform such Notes Collateral Document to the security documents in respect of the ABL Credit Agreement in the case of matters related to ABL Priority Collateral; or

(19)   to provide for the succession of any parties to the Notes Collateral Documents or any applicable Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the ABL Credit Agreement or any other agreement that is not prohibited by this Indenture.

Section 902. With Consent of Holders. Subject to Section 608 and except as otherwise expressly provided below in this Section 902, the Company, the Trustee, the Collateral Agent and (as applicable) any Subsidiary Guarantor may amend or supplement the Note Documents with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes) and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for Notes) may waive any existing Default or Event of Default or compliance by the Company or any Subsidiary Guarantor with any provision of this Indenture, the Notes or any Subsidiary Guarantee.

Notwithstanding the provisions of this Section 902 to the contrary, without the consent of Holders of at least 90% of the principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), an amendment, supplement or waiver, including a waiver pursuant to Section 613, may not:

(i)     reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)    reduce the rate of or extend the time for payment of interest on any Note;

(iii)   reduce the principal of or extend the Stated Maturity of any Note;

(iv)   reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed as described in Section 1009;

(v)    make any Note payable in money other than that stated in such Note;

(vi)   amend or waive the legal right of any Holder to receive payment of principal of and interest on such Holder’s Note on or after the Stated Maturity for the principal or Interest Payment Date for the interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after the Stated Maturity or Interest Payment Date;

(vii)   make any change in the amendment or waiver provisions described in this paragraph; or

(viii) make any change in the provisions of the Intercreditor Agreements, the Notes Collateral Documents or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the rights of a Holder in any material respect or make any other change or modification to the ranking of the Notes that would adversely affect the rights of a Holder in any material respect.

Any amendment, supplement or waiver referred to in any of the preceding clauses (i) through (viii) that are consented to by Holders of at least 90% of the principal amount of the Outstanding Notes will be binding on any non-consenting Holder of the Notes.

Notwithstanding the provisions of this Section 902 to the contrary, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), no amendment or waiver

(other than an amendment or waiver pursuant to clause (6) of Section 901) may (i) release all or substantially all of the Collateral from the Liens of the Notes Collateral Documents with respect to the Notes or (ii) make any other change or modification to the Lien priority on Collateral that would adversely affect the rights of a Holder in any material respect.

It shall not be necessary for the consent of the Holders under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 903. Execution of Amendments, Supplements or Waivers. After an amendment, supplement or waiver under this Section 902 becomes effective, the Company shall mail to the Holders, with a copy to the Trustee, a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture or the effectiveness of any such amendment, supplement or waiver. The Trustee and the Collateral Agent, if applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as the case may be. If it does, the Trustee or the Collateral Agent may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver, the Trustee and the Collateral Agent, if applicable, shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that the execution of such amendment, supplement or waiver is authorized or permitted or complies with this Indenture, that all conditions precedent to such amendment, supplement or waiver required by this Indenture have been complied with and that such amendment, supplement or waiver is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 904. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph of this Section 904, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note by written notice to the Trustee or the Company, received by the Trustee or the Company, as the case may be, before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver as set forth in Section 108.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder of Notes.

Section 905. Deemed Consent. Each Holder, by its acceptance of the Notes, will be deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, restated, supplemented, otherwise modified or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee, the Collateral Agent and, pursuant to and in accordance with the Intercreditor Agreements, any other applicable agent or other Representative of Senior-Priority Obligations to bind the Holders of Notes as set forth in the applicable Notes Collateral Documents to perform its obligations and exercise its rights and powers thereunder. This paragraph will not, however, limit the right of the Company to amend, waive or otherwise modify the Notes Collateral Documents in accordance with their terms.

Section 906. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee shall (if required by the Company and in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee. The Trustee shall (if required by the Company and in accordance with the specific direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

ARTICLE X

REDEMPTION OF NOTES

Section 1001. Applicability of Article. The Notes are redeemable at the option of the Company, in whole or in part, before their Stated Maturity in accordance with this Article X.

Section 1002. [Reserved].

Section 1003. Election to Redeem; Notice to Trustee. In case of any redemption of less than all of the Notes, the Company shall, at least two Business Days (but not more than 60 days (except that such notice may be delivered more than 60 days prior to the Redemption Date if the Redemption Date is delayed as provided in Section 1009)), prior to the date on which notice is required to be delivered to Holders pursuant to Section 1005, notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 1005 and shall not constitute a Default or Event of Default by the Company.

Section 1004. Selection by Trustee of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, and in the case of global notes, in accordance with the procedures of DTC, in integral multiples of $1,000, although no Note of $2,000 in original principal amount or less will be redeemed in part.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of the Notes redeemed or to be redeemed only in part, to the portion of the principal amount of the Notes that has been or is to be redeemed.

Section 1005. Notice of Redemption. Subject to the third paragraph of Section 110, notice of redemption or purchase as provided in Section 1001 shall be given electronically or, at the Company’s option, by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date (except that such notice may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with the defeasance of Notes pursuant to Section 1201 or a satisfaction and discharge of this Indenture and the Notes pursuant to Section 1101, or if the Redemption Date is delayed as provided in Section 1009), to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note Register.

Any such notice shall state:

(1)    the expected Redemption Date,

(2)    the redemption price (or the formula by which the redemption price will be determined),

(3)    if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portion of the respective principal amounts) of the Notes to be redeemed,

(4)    that, on the Redemption Date, the redemption price will become due and payable upon each such Note, and that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest thereon shall cease to accrue from and after said date, and

(5)    the place where such Notes are to be surrendered for payment of the redemption price.

In addition, if such redemption, purchase or notice is subject to satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, as permitted by Section 1009, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed.

The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Notice of any redemption or purchase of Notes hereunder (or the selection of Notes in connection with a partial redemption) to be so redeemed or purchased at the election of the Company shall be given by the Company or, at the Company’s request (made to the Trustee at least 15 days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date), by the Trustee in the name and at the expense of the Company. Any such request will set forth the information to be stated in such notice, as provided by this Section 1005.

The notice if delivered in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 1006. Deposit of Redemption Price. On or prior to 12:00 p.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, the Company shall segregate and hold in trust as provided in Section 403) an amount of money sufficient to pay the redemption price of, and any accrued and unpaid interest on, all the Notes or portions thereof which are to be redeemed on that date.

Section 1007. Notes Payable on Redemption Date. Notice of redemption having been given as provided in this Article X, the Notes so to be redeemed shall (subject to the satisfaction or waiver by the Company of any applicable conditions precedent), on the Redemption Date, become due and payable at the redemption price herein specified and from and after such date (unless the Company shall default in the payment of the redemption price or the Paying Agent is prohibited from paying the redemption price pursuant to the terms of this Indenture) such Notes shall cease to bear interest. Upon surrender of such Notes for redemption in accordance with such notice, such Notes shall be paid by the Company at the redemption price. Installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Regular Record Dates according to their terms and the provisions of Section 307.

On and after any Redemption Date, if money sufficient to pay the redemption price of and any accrued and unpaid interest on Notes called for redemption shall have been made available in accordance with Section 1006, the Notes (or the portions thereof) called for redemption will cease to accrue interest and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price of and, subject to the last sentence of the preceding paragraph, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date. If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

Section 1008. Notes Redeemed in Part. Any Note that is to be redeemed only in part shall be surrendered at the Place of Payment (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered (or if the Note is a global note, an adjustment shall be made to the schedule attached thereto).

Section 1009. Optional Redemption.

The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after July 1, 2022, at the applicable redemption price set forth below. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Redemption Period Price
2022	103.438%
2023	101.719%
2024 and thereafter .	100.000%

In addition, at any time and from time to time prior to July 1, 2022, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 40.0% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.875%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date); provided, however, that if Notes are redeemed pursuant to this paragraph, an aggregate principal amount of Notes equal to at least 50.0% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after each such redemption of Notes (unless all the Notes not redeemed under this paragraph are concurrently being redeemed under any other applicable provision of this Indenture). Any amount payable in any such redemption may be funded from any source. Any notice of any such redemption may be given prior to the completion of the related Equity Offering, but in no event may be given more than 180 days after the completion of the related Equity Offering.

At any time and from time to time prior to July 1, 2022, Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Notwithstanding the foregoing, in connection with any tender offer for any Notes, if Holders of not less than 90% in the aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Any redemption of Notes may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address in accordance with Section 1005, and, if applicable, the Company should notify the Trustee of such Redemption Date, and the principal amount of Notes to be redeemed in accordance with Section 1003. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Any redemption of Notes (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 1101. Satisfaction and Discharge of Indenture. The Outstanding Notes and this Indenture shall be discharged and shall cease to be of further effect and the Liens on the Collateral securing the Notes and the Subsidiary Guarantees will be released (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee and the Collateral Agent, as applicable, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Outstanding Notes and this Indenture and the Liens, when

(i)     either

(a)    all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) have been cancelled or delivered to the Trustee for cancellation; or

(b)    all such Notes not theretofore cancelled or delivered to the Trustee for cancellation

(1)    have become due and payable,

(2)    will become due and payable at their Stated Maturity within one year, or

(3)   have been called for redemption, or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(ii)    the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (provided that if such redemption shall be pursuant to the third paragraph of Section 1009, (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);

(iii)   the Company has paid or caused to be paid all other sums then payable hereunder by the Company; and

(iv)   the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent provided for in this Section 1101 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

Notwithstanding the satisfaction and discharge of this Indenture and the Outstanding Notes, (a) the obligations of the Company to the Trustee and the Collateral Agent under Section 707 and, if money shall have been deposited with the Trustee pursuant to Section 1101(ii), the obligations of the Trustee under Section 1103 shall survive such satisfaction and discharge, and (b) if such satisfaction and discharge is effected through redemption in accordance with Section 1101(i)(b)(3), the provisions of Section 1007 shall survive such satisfaction and discharge, and the other provisions of Article X shall survive such satisfaction and discharge until the Redemption Date shall have occurred.

Section 1102. [Reserved]

Section 1103. Application of Trust Money. Subject to the provisions of the last paragraph of Section 403, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 1101 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201. The Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, at any time, elect to have terminated the obligations of the Company with respect to Outstanding Notes and the other Note Documents and to have terminated all of the obligations of the Subsidiary Guarantors with respect to the Subsidiary Guarantees, in each case, as set forth in this Article XII, and elect to have either Section 1202 or 1203 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 1204. Either Section 1202 or Section 1203 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.

Section 1202. Defeasance and Discharge. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1202, the Company shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes and the Subsidiary Guarantors shall be deemed to have been released and discharged from their obligations with respect to the Subsidiary Guarantees on the date the relevant conditions set forth in Section 1204 are satisfied (hereinafter, “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1205 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Company, and each of the Subsidiary Guarantors shall be deemed to have satisfied all other obligations under such Notes, Subsidiary Guarantees and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 1204 and as more fully set forth in such Section, payments in respect of principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 304, 305, 306, 402, and 403, (c)   the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder, including the Trustee’s and Collateral Agent’s rights (and the Company’s obligations) under Section 707, and (d) this Article XII. If the Company exercises its option under this Section 1202, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to compliance with this Article XII, the Company may, at its option and at any time, exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203 with respect to the Notes.

Section 1203. Covenant Defeasance. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1203, (a) the Company shall be released from its obligations under any covenant or provision contained in Section 405, Sections 407 through 415, the provisions of clauses (iii), (iv) and (v) of Section 501(a) and the provisions of clauses (iii) and (iv) of Section 501(b) shall not apply, and (b) the occurrence of any event specified in clause (iv), (v) (with respect to Section 405, Sections 407 through 415, inclusive), (vi), (vii), (viii) (with respect to Subsidiaries), (ix) (with respect to Subsidiaries), (x), (xi) or (xii) of Section 601 shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 601, but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.

Section 1204. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1202 or Section 1203 to the Outstanding Notes:

(1)   The Company shall have irrevocably deposited or caused to be deposited with the Trustee, in trust, money or U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient (without reinvestment), to pay and discharge the principal of, and premium, if any, and interest on the Defeased Notes issued by the Company to the Stated Maturity or relevant Redemption Date in accordance with the terms of this Indenture and the Notes (provided that if such redemption shall be pursuant to the third paragraph of Section 1009, (x) the amount of money or U.S. Government Obligations or a combination thereof that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);

(2)   No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3)   Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(4)   In the case of an election under Section 1202, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm to the effect that, the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; provided that such Opinion of Counsel need not be delivered if all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been called for redemption or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company;

(5)   In the case of an election under Section 1203, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(6)   The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1204 relating to either the Defeasance under Section 1202 or the Covenant Defeasance under Section 1203, as the case may be, have been complied with. In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 1204 or as to any matters of fact.

Section 1205. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 403, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article VII, collectively and solely for purposes of this Section 1205, the “Trustee”) pursuant to Section 1204 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited by the Company pursuant to Section 1204, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.

Anything in this Article XII to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 1204 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance. Subject to Article VII, the Trustee shall not incur any liability to any Person by relying on such opinion.

Section 1206. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Subsidiary Guarantors under this

Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 1202 or 1203, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be; provided, however, that if the Company or any Subsidiary Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company or Subsidiary Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

Section 1207. Repayments to the Company. The Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years after the Stated Maturity or the Redemption Date, as the case may be. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

ARTICLE XIII

SUBSIDIARY GUARANTEES

Section 1301. Guarantees Generally.

(a)   Guarantee of Each Subsidiary Guarantor. Each Subsidiary Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior secured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”).

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, but not limited to, any Guarantee by it of any Credit Facility Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(b)   Further Agreements of Each Subsidiary Guarantor. (i) Each Subsidiary Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Subsidiary Guarantor to the Holders, the Trustee or the Collateral Agent hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Subsidiary Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

(ii)    Each Subsidiary Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1303) its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Subsidiary Guarantee. Such Subsidiary Guarantee is a guarantee of payment and not of collection. Each Subsidiary Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee and the Collateral Agent, on the other hand, subject to this Article XIII, (1) the maturity of the obligations guaranteed by its Subsidiary Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of such Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Subsidiary Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor in accordance with the terms of this Section 1301 for the purpose of such Subsidiary Guarantee. Neither the Trustee, the Collateral Agent nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Subsidiary Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Subsidiary Guarantors of their obligations under their respective Subsidiary Guarantees or under this Indenture.

(iii)   Until terminated in accordance with Section 1303, each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c)   Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall have the right to seek contribution from the Company or any non-paying Subsidiary Guarantor that has also Guaranteed the relevant Subsidiary Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

(d)   Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Subsidiary Guarantee, and the waiver set forth in Section 1305, are knowingly made in contemplation of such benefits.

(e)   Each Subsidiary Guarantor, pursuant to its Subsidiary Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under its Subsidiary Guarantee.

Section 1302. Continuing Guarantees. (a) Each Subsidiary Guarantee shall be a continuing Guarantee and shall (i) subject to Section 1303, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing, (ii) be binding upon such Subsidiary Guarantor, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b) The obligations of each Subsidiary Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Subsidiary Guarantor hereunder and under its Subsidiary Guarantee (whether such payment shall have been made by or on behalf of the Company, or by or on behalf of a Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company, or any Subsidiary Guarantor or otherwise, all as though such payment had not been made.

Section 1303. Release of Subsidiary Guarantees. Notwithstanding the provisions of Section 1302, Subsidiary Guarantees will be subject to termination and discharge under the circumstances described in this Section 1303. Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein, or any other transaction, (x) in accordance with the terms of this Indenture (including Section 411 and Section 501) or (y) pursuant to an enforcement action in accordance with the terms of the Intercreditor Agreements, in each case, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is (or, substantially concurrently with the release of the Subsidiary Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its Guarantee of payment by the Company and all other Subsidiary Guarantors of any Indebtedness of the Company and such other Subsidiary Guarantors under the ABL Facility (and, if applicable, released from all of its obligations as a borrower under the ABL Facility and as a primary obligor or guarantor in respect of any other then outstanding Material Indebtedness), except in the case of a release as a result of payment under the relevant Indebtedness (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 414), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary or ceasing to constitute a Wholly Owned Domestic Subsidiary of the Company, (v) upon the occurrence of a Covenant Suspension Event; provided that after the Reversion Time, such Subsidiary Guarantee shall be reinstated to the extent required and within the time period provided under the covenant described under Section 414, (vi) upon Defeasance or Covenant Defeasance of the Company’s obligations under, or satisfaction and discharge of this Indenture pursuant to Section 1101, or (vii) subject to Section 1302(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 10 days’ notice to the Trustee (or such shorter period as agreed to by the Trustee), to cause any Subsidiary Guarantor that is not a primary obligor or guarantor under the ABL Facility or any other then outstanding Material Indebtedness to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 1303, the Trustee shall execute any documents (subject to the review and approval of counsel to the Trustee) reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Section 1304. [Reserved].

Section 1305. Waiver of Subrogation. Each Subsidiary Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 1306. Notation Not Required. Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any release, termination or discharge thereof.

Section 1307. Successors and Assigns of Subsidiary Guarantors. All covenants and agreements in this Indenture by each Subsidiary Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 1308. Execution and Delivery of Subsidiary Guarantees. The Company shall cause each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 414, and each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 414, to promptly execute and deliver to the Trustee a Guarantor Supplemental Indenture, or a supplemental indenture otherwise in form reasonably satisfactory to the Trustee evidencing its Subsidiary Guarantee on substantially the terms set forth in this Article XIII. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such Guarantor Supplemental Indenture has been duly authorized or permitted or complies with this Indenture, that all conditions precedent to such Guarantor Supplemental Indenture required by this Indenture have been complied with and that such Guarantor Supplemental Indenture is a valid and binding agreement of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

Section 1309. Notices. Notice to any Subsidiary Guarantor shall be sufficient if addressed to such Subsidiary Guarantor care of the Company at the address, place and manner provided in Section 109.

ARTICLE XIV

SECURITY

Section 1401. Notes Collateral Documents; Additional Collateral.

(a)     Notes Collateral Documents.

(i)     In order to secure the due and punctual payment of the Obligations under this Indenture, the Notes and the Notes Collateral Documents, the Company, the Subsidiary Guarantors, the Collateral Agent and the other parties thereto, or other parties in accordance with the provisions of Section 417 and this Article XIV, will enter into the applicable Notes Collateral Documents. The Company and the Subsidiary Guarantors shall make all filings under the Uniform Commercial Code and any other applicable laws (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) as are required by this Indenture and/or the Notes Collateral Documents to maintain (at the sole cost and expense of the Company and the Subsidiary Guarantors) the security interests created by the Notes Collateral Documents in the Collateral (subject to the terms of the Intercreditor Agreements and the other Notes Collateral Documents) as a perfected security interest to the extent perfection is required by the Notes Collateral Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the Intercreditor Agreements and the other Notes Collateral Documents. The Company shall use commercially reasonable efforts to deliver the Real Property Collateral Documents within 180 days following the Issue Date (or, with respect to any Material Real Property acquired by a Grantor after the Issue Date, within 180 days following the acquisition of such Material Real Property), as such date will be extended without further action by any Person to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including, without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health.

(ii)    The Company and the Subsidiary Guarantors will not be required to enter into control agreements or other control or similar arrangements (other than delivery of certificated securities required to be pledged in accordance with the terms of the Notes Collateral Documents) with respect to deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control agreements. No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any non-U.S. Subsidiary, intellectual property registered outside the United States and any real property located outside of the United States) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Notes Collateral Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction). No actions shall be required to perfect a security interest in letter of credit rights (other than the filing of a UCC financing statement).

(iii)   No assets of the Company or the Subsidiary Guarantors that are of the type that would constitute ABL Priority Collateral will be required to be pledged in respect of the Notes unless such assets are also pledged in respect of the ABL Facility Obligations and the related Liens are subject to the ABL Intercreditor Agreement.

(b)   After-Acquired Collateral. Subject to the Intercreditor Agreements and any applicable limitation in any other Notes Collateral Documents, if the Company or any other Grantor creates or perfects any additional security interest on any property to secure any Non-ABL Secured Debt Obligations or acquires any property which is of a type constituting Collateral under the Collateral Agreement or any other Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Assets), it will be required to execute and deliver such security instruments, financing statements and such certificates and opinions of counsel and take all other actions as are required under this Indenture and the Notes Collateral Documents to vest in the Collateral Agent a perfected security interest (subject to existing and future Permitted Liens and other Liens permitted by this Indenture, which include certain purchase money security interests) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Notes Collateral Documents and this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Section 1402. Concerning the Collateral Agent. The Collateral Agent shall not have duties or obligations except those expressly set forth in the Notes Collateral Documents of which it is party, and no implied covenants or obligations shall be read into the Notes Collateral Documents against the

Collateral Agent. The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct, in each case, in accordance with the advice of any such counsel, accountants or experts. The Collateral Agent shall have an unqualified right to resign at any time. Nothing in this Indenture (or any other document) shall require the Collateral Agent to expend or risk its own funds or otherwise incur any personal or financial liability in the performance of any right or duties under or in connection with this Indenture, the Notes or any Notes Collateral Documents.

Without limiting the generality of the foregoing and any items set forth in this Indenture or Notes Collateral Documents, the Collateral Agent:

(1)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(2)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Notes Collateral Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Notes Collateral Document or applicable law;

(3)   shall not, except as expressly set forth in the Notes Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Subsidiaries in any capacity;

(4)   shall not be liable for any action taken or not taken by it (a) in the absence of its own gross negligence or willful misconduct or (b) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of the Intercreditor Agreement. The Collateral Agent shall be deemed not to have knowledge of any event of default under any series of Non-ABL Secured Debt Obligations unless and until written notice describing such event of default is labeled a “Notice of Default” and is actually received by the Collateral Agent from the Representative of such Non-ABL Secured Debt Obligations or the Company; and

(5)   shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with the Intercreditor Agreements or any other Collateral Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein or the occurrence of any event of default, (d) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreements, any other Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Notes Collateral Documents, (e) the value or the sufficiency of any Collateral for any series of Non-ABL Secured Debt Obligations, or (f) the satisfaction of any condition set forth in any Non-ABL Secured Debt

Document or Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

The Collateral Agent (and the Trustee) shall be entitled to but shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect, maintain or validate the security interest granted to those parties pursuant to this Indenture, the Notes and the Notes Collateral Documents or (ii) enable them to exercise and enforce their rights under this Indenture, the Notes and the Notes Collateral Documents with respect to such pledges and security interests. In addition, the Trustee and/or Collateral Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest. BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THE TWO PRIOR PARAGRAPHS AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 1403. Releases of Collateral. The Liens on the Collateral will be automatically released with respect to the Notes and the Subsidiary Guarantees (or subordinated as set forth in clause (ix) below:

(i)     in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;

(ii)    in whole, upon satisfaction and discharge of this Indenture as described under Article XI;

(iii)   in whole, upon a Defeasance or Covenant Defeasance as described under Article XII;

(iv)   in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by Section 411, (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary Guarantor has been released from its Subsidiary Guarantee in accordance with this Indenture or (C) otherwise in accordance with, and as expressly provided for under, this Indenture and the Notes Collateral Documents;

(v)   with respect to any particular item of ABL Priority Collateral, upon the substantially concurrent release of the liens on such item of Collateral securing the ABL Facility Obligations and any other Non-ABL Secured Debt Obligations then outstanding (except in the case of a release as a result of a refinancing, termination or repayment in full of any such Indebtedness);

(vi)   in part, as to any property or asset constituting Collateral, in accordance with the applicable provisions of the applicable Intercreditor Agreement;

(vii)  to the extent any particular item of Collateral becomes an Excluded Asset;

(viii) as described under Article IX; or

(ix)   solely with respect to subordination in relation to a purchase money Lien, as the Collateral Agent is directed in an Officer’s Certificate of the Company to the effect that such purchase money Lien was permitted by each applicable Collateral Document and applicable Intercreditor Agreement.

Upon receipt of an Officer’s Certificate and an Opinion of Counsel, the Trustee shall, or shall cause the Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release, reconvey to the Company and/or the other Grantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Company and/or the other Grantors, as the case may be.

Notwithstanding anything to the contrary in this Indenture, the Company shall not be required to comply with TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Notes Collateral Documents.

Section 1404. Form and Sufficiency of Release.

Upon any sale, exchange or disposition of Collateral in compliance with this Indenture and the Notes Collateral Documents, the Liens in favor of the Collateral Agent on such Collateral shall automatically terminate and be released. In the event that the Company or any Subsidiary Guarantor has consummated, or proposes to consummate, any such sale, exchange or disposition of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Company or any Subsidiary Guarantor, and the Company or any such Subsidiary Guarantor requests the Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Subsidiary Guarantee and the Notes Collateral Documents, upon receipt of an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent to such release have been met, the Collateral Agent shall, at the sole cost and expense of the Company, execute, acknowledge and deliver to the Company or such Subsidiary Guarantor such an instrument in the form provided by the Company (to the extent acceptable to the Collateral Agent, acting reasonably), and providing for release without recourse, representation or warranty, promptly after satisfaction of the conditions set forth herein for delivery of such release and shall, at the sole cost and expense of the Company, take such other action as the Company or such Subsidiary Guarantor may reasonably request to effect such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and the Notes Collateral Documents.

Section 1405. Possession and Use of Collateral.

Subject to and in accordance with the provisions of this Indenture and the Notes Collateral Documents, so long as the Trustee (or the Collateral Agent) has not exercised rights or remedies with respect to the Collateral in connection with an Event of Default that has occurred and is continuing, the Company and the Subsidiary Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than monies or Cash Equivalents deposited pursuant to Article XII, and other than as set forth in the Notes Collateral Documents and this Indenture), to operate, manage, develop, lease, use, consume, alter or repair and enjoy the Collateral (other than monies and Cash Equivalents deposited pursuant to Article XII and other than as set forth in the Notes Collateral Documents and this Indenture), and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.

Section 1406. Specified Releases of Collateral; Satisfaction and Discharge; Defeasance.

The Company and the Subsidiary Guarantors shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Notes Collateral Documents securing the Notes upon payment in full of all principal, premium, if any, interest on the Notes and of all Obligations under the Notes, this Indenture and the Notes Collateral Documents for the payment of money due and owing to the Trustee, the Collateral Agent or the Holders, or upon compliance with the conditions precedent set forth in Article XI or Article XII. Upon delivery by the Company to the Trustee and the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officer’s Certificate and Opinion of Counsel required by Article XI or Article XII, as applicable) prior to the release of such Collateral, the Trustee shall forthwith take all action reasonably requested (at the expense of the Company) to release from the Liens securing the Notes and reconvey to the Company and the applicable Subsidiary Guarantors without recourse, representation or warranty all of the Collateral, and shall deliver such Collateral in its possession to the Company and the applicable Subsidiary Guarantors including, without limitation, the execution and delivery of releases and satisfactions wherever required.

Section 1407. Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority.

Section 1408. Authorization of Actions to be Taken by the Collateral Agent Under the Notes Collateral Documents. The Company, the Subsidiary Guarantors and each Holder of the Notes, by their acceptance of any of the Notes and the Subsidiary Guarantees, (a) hereby appoints U.S. Bank National Association, as Collateral Agent, and U.S. Bank National Association accepts such appointment and (b) agrees that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article VII hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 707 and the resignation and removal provisions of Section 710 (with the references to the Trustee therein being deemed to refer to the Collateral Agent). Furthermore, each Holder of a Note, by accepting such Note, consents to and approves the terms of and authorizes and directs the Collateral Agent to (i) enter into and perform the duties provided for in the Intercreditor Agreements and each other Notes Collateral Document in each of its capacities thereunder and, to the extent expressly contemplated by this Indenture, to enter into any junior lien intercreditor agreement on market terms (as determined by the Company in an officer’s certificate delivered to the Trustee and the Collateral Agent) to subordinate permitted Liens on the Collateral securing permitted Indebtedness to the Liens securing the Obligations in respect of the Notes (including the Subsidiary Guarantees) and (ii) bind the Holders to the terms of the Intercreditor Agreements and the junior lien intercreditor agreement referred to in clause (i).

Section 1409. Authorization of Receipt of Funds by the Trustee and the Collateral Agent Under the Notes Collateral Documents. The Trustee and the Collateral Agent are, subject to the terms of the Intercreditor Agreements, authorized to receive any funds for the benefit of Holders distributed under the Notes Collateral Documents to the Trustee or the Collateral Agent, to apply such funds as provided in this Indenture and to make further distributions of such funds in accordance with the applicable provisions of Section 606 hereof.

Section 1410. Powers Exercisable by Receiver or Collateral Agent. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIV upon the Company or any Subsidiary Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Subsidiary Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article XIV.

Section 1411. No Individual Action. Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Notes Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Collateral Agent, subject to the Intercreditor Agreements.

Section 1412. Enforcement of Remedies. Notwithstanding anything to the contrary herein, any enforcement of the Subsidiary Guarantees or any remedies with respect to the Collateral under the Notes Collateral Documents is subject to the provisions of the Intercreditor Agreements.

Section 1413. Existing Unsecured Notes Indentures. Notwithstanding any provision in this Indenture to the contrary, none of the Collateral shall include any “Voting Stock” of any “Significant Subsidiary” within the meaning of Section 504 of the 1988 Indenture, Section 5.04 of the 2003 Indenture, Section 4.08 of the 2015 Indenture, Section 5.05 of the 2016 Indenture and Section 4.08 of the 2018 Indenture, in each case as in effect on the date hereof. The preceding sentence is intended to ensure that none of the Liens securing the Obligations are prohibited by the “Restrictions on Liens Upon Voting Stock of Significant Subsidiaries” covenant in the Existing Unsecured Notes Indentures and it shall be interpreted and enforced to give full effect to such intention.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

L BRANDS, INC.

By:	/s/ TIMOTHY J. FABER
Name: Timothy J. Faber
Title: Senior Vice President, Treasurer

SUBSIDIARY GUARANTORS:

BATH & BODY WORKS BRAND MANAGEMENT, INC.
BATH & BODY WORKS DIRECT, INC. BATH & BODY WORKS, LLC BEAUTYAVENUES, LLC
DIRECT FACTORING, LLC DISTRIBUTION LAND COMPANY, LLC INTIMATE BRANDS HOLDING, LLC INTIMATE BRANDS, INC.
L BRANDS DIRECT FULFILLMENT, LLC L BRANDS SERVICE COMPANY, LLC
L BRANDS STORE DESIGN & CONSTRUCTION, INC.
MII BRAND IMPORT, LLC VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC
VICTORIA’S SECRET STORES BRAND MANAGEMENT, LLC
VICTORIA’S SECRET STORES, LLC

By:	/s/ TIMOTHY J. FABER
Name: Timothy J. Faber
Title: Senior Vice President, Treasurer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ SCOTT MILLER
Name: Scott Miller
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

Form of Initial Note1

(FACE OF NOTE)

L Brands, Inc.

6.875% Senior Secured Notes due 2025

CUSIP No. [          ]

No.            $

L Brands, Inc., a corporation duly organized and existing under the laws of the state of Delaware, (and its successors and assigns, the “Company”) hereby promises to pay to              , or its registered assigns, the principal sum of $                     ([           ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 312 and 313 of the Indenture referred to on the reverse hereof)]2 (the “Principal Amount”) on July 1, 2025. The Company hereby promises to pay interest semi-annually in arrears on January 1 and July 1 in each year, commencing [ ], 20[ ]3, at the rate of 6.875% per annum (subject to adjustment as provided below), until the Principal Amount is paid or made available for payment. [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]4 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from            , 5.]6 Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30- day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the December 15 or June 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that

1 Insert any applicable legends as provided in Article II of the Indenture.

2 Include only if the Note is issued in global form.

3 January 1, 2021 for the Initial Notes.

4 Include only for Initial Notes.

5 Insert applicable date.

6 Include only for Additional Notes.

purpose; provided, however, that at the option of the Company payment of interest may be made through the Paying Agent by wire transfer or immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

L BRANDS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

Dated:   ___________

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 6.875% Senior Secured Notes due 2025 of the Company (herein called the “Notes”), issued under an Indenture, dated as of June 18, 2020 (the “Indenture,” which term shall have the meaning assigned to it in such instrument), among L Brands, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), as issuer, the Subsidiary Guarantors from time to time parties thereto, and U.S. Bank National Association, in its capacity as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time under the Indenture and will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain Subsidiary Guarantees made for the benefit of the Holders. Reference is made to Article XIII of the Indenture for terms relating to such Subsidiary Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Subsidiary Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture.

The Indenture provides that, upon the occurrence after the Issue Date of a Change of Control Triggering Event and subject to further limitations contained therein, each Holder will have the right to require that the Company repurchase all or any part of such Holder’s Notes in accordance with the provisions set forth in Section 415 of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company and its Subsidiaries with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 30.0% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

As provided in the Indenture and subject to certain limitations and other provisions therein set forth, (a) the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees, (b) the Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and (c) the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, any other obligor in respect of this Note, the Trustee and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor in respect of this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THIS NOTE AND (BY ITS ACCEPTANCE OF THIS NOTE) THE HOLDER HEREOF AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE

BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, OR THE SUBSIDIARY GUARANTEES.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

[ ] (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

[ ] (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 313 of the Indenture shall have been satisfied.

Date:

 _____________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 411 or Section 415 of the Indenture, check the box: [ ].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 411 or Section 415 of the Indenture, state the amount (in principal amount) below:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee

EXHIBIT B

Form of Pari Passu Intercreditor Agreement

[See attached.]

B-1

EXECUTION VERSION

INTERCREDITOR AGREEMENT

by and between

JPMORGAN CHASE BANK, N.A,

as ABL Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as 2025 Notes Agent,

Dated as of June 18, 2020

Table of Contents

i

EXHIBITS:

Exhibit A	Additional Indebtedness Designation
Exhibit B	Additional Indebtedness Joinder

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of June 18, 2020 among JPMORGAN CHASE BANK, N.A., in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for the financial institutions party from time to time to the ABL Credit Agreement referred to below (such financial institutions, together with their successors, assigns and transferees, the “ABL Credit Agreement Lenders” and, together with affiliates thereof in their capacity as ABL Bank Products Affiliates, ABL Open Account Affiliates or ABL Hedging Affiliates (in each case, as hereinafter defined), the “ABL Lenders”) and U.S. BANK NATIONAL ASSOCIATION, in its capacities as trustee and collateral agent (together with its successors and assigns in such capacities, the “2025 Notes Agent”) under the 2025 Indenture referred to below for the holders of the 2025 Notes (as hereinafter defined) (such holders, the “2025 Notes Creditors”). Capitalized terms used herein without other definition are used as defined in Article 1 hereof.

RECITALS

A.   Pursuant to that certain Amended and Restated Revolving Credit Agreement, dated as of April 30, 2020, among L BRANDS, INC. (the “Parent Borrower”, as further defined in Section 1.2), and each Subsidiary of the Parent Borrower party thereto from time to time as a Borrowing Subsidiary (each an “ABL Subsidiary Borrower”), the ABL Credit Agreement Lenders and the ABL Agent, the ABL Credit Agreement Lenders agreed to make certain loans and other financial accommodations to or for the benefit of the Parent Borrower and the ABL Subsidiary Borrowers (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”).

B.   Pursuant to (i) that certain Amended and Restated Guarantee and Collateral Agreement, dated as of April 30, 2020, among the Parent Borrower, the ABL Guarantors party thereto and the ABL Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “ABL US Collateral Agreement”) and (ii) that certain Guarantee and Collateral Agreement, dated as of June 8, 2020, among the ABL Guarantors party thereto and the ABL Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Canadian Collateral Agreement” and, together with the ABL US Collateral Agreement, the “ABL Collateral Agreements”), the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.   To secure the obligations of the Parent Borrower, the ABL Subsidiary Borrowers and the ABL Guarantors (the Parent Borrower, the ABL Subsidiary Borrowers, the ABL Guarantors and each other direct or indirect subsidiary of the Parent Borrower or any of its affiliates that is now or hereafter becomes a party to any ABL Document, collectively, the “ABL Credit Parties”) under and in connection with the ABL Documents, the ABL Credit Parties granted to the ABL Agent (for the benefit of the ABL Lenders, including the ABL Bank Products Affiliates, ABL Open Accounts Affiliates and ABL Hedging Affiliates) Liens on the Collateral.

D.   Pursuant to that certain Indenture dated as of the date hereof by and among the Parent Borrower, the 2025 Notes Guarantors and the 2025 Notes Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “2025 Indenture”), the Parent Borrower shall issue 6.875% Senior Secured Notes due 2025 on the date hereof (together with any other Notes issued under the 2025 Indenture, the “2025 Notes”).

E.   Pursuant to the 2025 Indenture, the 2025 Notes Guarantors have agreed to guarantee, inter alia, the payment and performance of the 2025 Notes Obligations for the benefit of the 2025 Notes Creditors.

F.    As a condition to the effectiveness of the 2025 Indenture and to secure the obligations of the Parent Borrower and the 2025 Notes Guarantors (the Parent Borrower, the 2025 Notes Guarantors and each other direct or indirect subsidiary of the Parent Borrower or any of its affiliates that is now or hereafter becomes a party to any 2025 Notes Document, collectively, the “2025 Notes Credit Parties”) under and in connection with the 2025 Notes Documents, the 2025 Notes Credit Parties have granted to the 2025 Notes Agent (for the benefit of the 2025 Notes Creditors) Liens on the Security Collateral.

G.   Pursuant to this Agreement, the Parent Borrower may, from time to time, designate certain additional Indebtedness as “Additional Indebtedness” by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditor shall thereafter constitute Secured Creditors, and any Additional Agent for any such Additional Creditors shall thereafter constitute a Secured Party Agent, for all purposes under this Agreement.

H.   Each of the ABL Agent (on behalf of itself and the ABL Lenders) and the 2025 Notes Agent (on behalf of itself and the 2025 Notes Creditors) and, by their acknowledgment hereof, the ABL Credit Parties and the 2025 Notes Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Fixtures, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Proceeds, Promissory Notes, Real Property, Records, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2. Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“2025 Indenture” shall have the meaning assigned thereto in the Recitals hereto.

“2025 Notes” shall have the meaning assigned thereto in the Recitals hereto.

“2025 Notes Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor or permitted replacement trustee or agent.

“2025 Notes Collateral Agreement” shall mean the Collateral Agreement, dated as of the date hereof, by and among the Company, certain of its Subsidiaries identified therein as grantors and the 2025 Notes Agent, together with the documents related thereto (including the supplements thereto), as amended, restated, supplemented or otherwise modified from time to time.

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“2025 Notes Collateral Documents” shall mean all “Notes Collateral Documents” as defined in the 2025 Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the 2025 Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“2025 Notes Credit Parties” shall have the meaning assigned thereto in the Recitals hereto.

“2025 Notes Creditors” shall have the meaning assigned thereto in the Preamble hereto and all successors, assigns, transferees and replacements thereof.

“2025 Notes Documents” shall mean the 2025 Indenture, the 2025 Notes Collateral Documents and all other agreements, notes, instruments, documents and certificates, now or hereafter executed by or on behalf of any 2025 Notes Credit Party or any of its Subsidiaries or Affiliates, and delivered to the 2025 Notes Agent, in connection with any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time.

“2025 Notes Guarantor” shall mean the collective reference to each “Subsidiary Guarantor” as defined in the 2025 Indenture.

“2025 Notes Obligations” shall mean all “Obligations” as defined in the 2025 Notes Collateral Agreement and all obligations of every nature of each 2025 Notes Credit Party from time to time owed to the 2025 Notes Agent or any 2025 Notes Creditor under the 2025 Notes Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to such 2025 Notes Credit Party, would have accrued on any 2025 Notes Obligation, whether or not a claim is allowed against such 2025 Notes Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding).

“2025 Notes Recovery” shall have the meaning set forth in Section 5.3(b).

“2025 Notes Secured Parties” shall mean the 2025 Notes Agent and the 2025 Notes Creditors.

“ABL Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Collateral Agent” or “Administrative Agent” under the ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any ABL Credit Agreement Lender or any Affiliate of any ABL Credit Agreement Lender that has entered into a Bank Products Agreement with any ABL Credit Party with the obligations of such ABL Credit Party being secured by one or more ABL Collateral Documents.

“ABL Borrowers” shall mean, collectively, the Parent Borrower and the ABL Subsidiary Borrowers.

“ABL Canadian Collateral” shall mean “Collateral” as defined in the ABL Canadian Collateral Agreement.

“ABL Canadian Collateral Agreement” shall have the meaning assigned thereto in the Recitals hereto.

“ABL Collateral Agreements” shall have the meaning assigned thereto in the Recitals hereto.

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“ABL Collateral Documents” shall mean all “Collateral Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, in each case as the same may be amended, modified or supplemented from time to time.

“ABL Credit Agreement” shall have the meaning assigned thereto in the Recitals hereto, together with any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“ABL Credit Agreement Lenders” shall have the meaning assigned thereto in the Preamble hereto.

“ABL Credit Parties” shall have the meaning assigned thereto in the Recitals hereto.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Collateral Documents, the Loan Documents (as defined in the ABL Credit Agreement), any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, any Open Account Agreements between any ABL Credit Party and any ABL Open Account Affiliate, and those other ancillary agreements as to which the ABL Agent or any ABL Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, modified or supplemented from time to time.

“ABL Guarantors” shall mean the collective reference to each “Subsidiary Loan Party” as defined in the ABL Credit Agreement.

“ABL Hedging Affiliate” shall mean any ABL Credit Agreement Lender or any Affiliate of any ABL Credit Agreement Lender that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party being secured by one or more ABL Collateral Documents.

“ABL Joint Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Lenders” shall have the meaning assigned thereto in the Preamble hereto and shall include all ABL Bank Products Affiliates, ABL Hedging Affiliates, ABL Open Account Affiliates and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Agreement or a “Secured Party” under any ABL Collateral Document.

“ABL Obligations” shall mean all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Agent, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates, any ABL Hedging Affiliates or any ABL Open Account Affiliates, under any ABL Document, including, without limitation, all “Obligations” as defined in the ABL Collateral Agreements, whether for principal, interest, fees, expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, indemnification or otherwise, and all other

4

amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Open Account Affiliates” shall mean any ABL Credit Agreement Lender or any Affiliate of any ABL Credit Agreement Lender that has entered into an Open Account Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1)   all Accounts (other than (x) Accounts arising under agreements for sale of Non- ABL Priority Collateral described in clauses (1) through (7) and (10) of the definition of such term to the extent constituting identifiable Proceeds of such Non-ABL Priority Collateral and (y) Accounts pledged in support of Specified Receivables Facilities (as defined in the ABL Credit Agreement));

(2)   all Payment Intangibles, including all corporate and other tax refunds and all Credit Card Receivables (as defined in the ABL Credit Agreement) and all other rights to payment arising therefrom in a credit-card, debit-card, prepaid-card or other payment-card transaction (other than any Payment Intangibles constituting identifiable Proceeds of Non-ABL Priority Collateral described in clauses (1) through (6) and (10) of the definition of such term);

(3)   all Inventory;

(4)   all Deposit Accounts and Securities Accounts and all cash, cash equivalents and other assets contained in, or credited to, and all Securities Entitlements arising from, any such Deposit Accounts or Securities Accounts (in each case, other than any identifiable Proceeds of Non-ABL Priority Collateral described in clauses (1) through (7) and (10) of the definition of such term);

(5)   all rights to business interruption insurance and all rights to credit insurance with respect to any Accounts (in each case, regardless of whether the ABL Agent is a loss payee thereof);

(6)   solely to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (1) through (4) above, (i) all General Intangibles (excluding Intellectual Property, Indebtedness (or any evidence thereof) between or among the Parent Borrower or any of the ABL Guarantors and any Capital Stock, but including all contract rights as against operators of storage facilities and as against other transporters of Inventory and all rights as consignor or consignee, whether arising by contract, statute or otherwise), (ii) Instruments (including Promissory Notes), (iii) Documents (including each warehouse receipt or bill of lading covering any Inventory),(iv) insurance policies (regardless of whether the ABL Agent is a loss payee thereof), (v) licenses from any Governmental Authority to sell or to manufacture any Inventory and (vi) Chattel Paper;

(7)   all collateral and guarantees given by any other Person with respect to any of the items referred to in the preceding clauses (1) through (6), and all other Supporting Obligations (including letter-of-credit rights) with respect thereto;

5

(8)   all books and records to the extent relating to any of the foregoing; and

(9)   all products and Proceeds of the foregoing.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall mean the ABL Agent and the ABL Lenders.

“ABL US Collateral Agreement” shall have the meaning assigned thereto in the Recitals hereto.

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or on behalf of any one or more Additional Loan Agreement Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Loan Agreement.

“Additional Bank Products Affiliate” shall mean any Additional Loan Agreement Creditor or any Affiliate of any Additional Loan Agreement Creditor that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Loan Agreement, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Loan Agreement, in each case as the same may be amended, modified or supplemented from time to time.

“Additional Credit Party” shall mean each of Parent Borrower and each Subsidiary of the Parent Borrower that is or becomes a party to any Additional Document.

“Additional Creditors” shall mean one or more Additional Loan Agreement Creditors and shall include all Additional Bank Products Affiliates, Additional Open Account Affiliates and Additional Hedging Affiliates and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Additional Loan Agreement or a “Secured Party” under any Additional Collateral Document; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean any Additional Loan Agreements, any Additional Collateral Documents, any Bank Products Agreements between any Additional Credit Party and any Additional Bank Products Affiliate, any Hedging Agreements between any Additional Credit Party and any Additional Hedging Affiliate, any Open Account Agreements between any Additional Credit Party and any Additional Open Account Affiliate, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Loan Agreement, in each case as the same may be amended, modified or supplemented from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

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“Additional Guarantor” shall mean any Additional Credit Party that guarantees any Additional Obligations of any other Additional Credit Party in favor of any Additional Secured Party.

“Additional Hedging Affiliate” shall mean any Additional Loan Agreement Creditor or any Affiliate of any Additional Loan Agreement Creditor that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (x) is permitted to be secured by a Lien on any Collateral by Section 413 of the 2025 Indenture (regardless of whether the 2025 Indenture is then in effect) and is not prohibited from being so secured pursuant to the terms of the ABL Credit Agreement and (y) is designated as “Additional Indebtedness” by the Parent Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

“Additional Indebtedness Designation” shall mean a certificate of the Parent Borrower with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Loan Agreement Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Loan Agreements.

“Additional Loan Agreements” shall mean any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, modified or supplemented from time to time, together with any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or group of lenders or debtholders, or the same or any other agent, trustee or representative therefor, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Obligations” shall mean all obligations of every nature of each Additional Credit Party from time to time owed to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, any Additional Open Account Affiliate or Additional Hedging Affiliates, under any Additional Document that are secured on a pari passu basis with the 2025 Notes Obligations, whether for principal, interest, fees, expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees, and expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Open Account Affiliate” shall mean any Additional Loan Agreement Creditor or any Affiliate of any Additional Loan Agreement Creditor that has entered into an Open Account Agreement

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with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Recovery” shall have the meaning set forth in Section 5.3(c).

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness (as defined in the 2025 Indenture) that is or may from time to time be incurred by any Credit Party in compliance with subsection 407 of the 2025 Indenture (regardless of whether the 2025 Indenture is then in effect), other than any such Indebtedness so incurred pursuant to clause (b)(ii), (b)(iii) (other than any such Indebtedness consisting of Refinancing Indebtedness in respect of the 2025 Notes issued on the date hereof), (b)(vii) or (b)(ix) (other than Indebtedness consisting of “Standard Receivables Undertakings”, as defined in the 2025 Indenture) of such section 407 of the 2025 Indenture and, in each case, to the extent not prohibited from being incurred pursuant to the terms of the ABL Credit Agreement.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Intercreditor Agreement.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide Cash Management Services.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” shall mean any of the Parent Borrower, the ABL Subsidiary Borrowers and any Additional Borrower.

“Capital Stock” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Cash Management Services” shall have the meaning specified in the ABL Collateral Agreements.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the 2025 Notes Agent or any Additional Agent under any of the ABL Collateral Documents (other than the ABL Canadian Collateral Agreement), the 2025 Notes Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof. For the avoidance of doubt, ABL Canadian Collateral shall not in any way constitute Collateral with respect to any 2025 Notes Obligations or Additional Obligations, and the 2025 Notes Secured Parties and any Additional Secured Parties shall have no security interest therein.

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“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Control” shall mean, with respect to a specified Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a correlative meaning.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right now or hereafter in existence under any Copyright now or hereafter owned by any Credit Party or that such Credit Party otherwise has the right to license, or granting any right to any Credit Party under any Copyright now or hereafter owned by any third party, or that a third party now or hereafter otherwise has the right to license and all rights of such Credit Party under any such agreement.

“Copyrights” shall mean, with respect to any Credit Party, all of the following now owned or hereafter acquired by such Credit Party: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States of America Copyright Office (or any similar office in any other country).

“Credit Parties” shall mean the ABL Credit Parties, the 2025 Notes Credit Parties and any Additional Credit Parties.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of 2025 Notes Obligations” shall mean, subject to Section 5.3, the payment in full in cash of the 2025 Notes Obligations that are outstanding and unpaid (including interest, fees, and expenses accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the 2025 Indenture) at the time of such payment (other than indemnification obligations not then due and owning at such time).

“Discharge of ABL Obligations” shall mean, subject to Section 5.3, (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (including interest, fees, and expenses accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable ABL Credit Agreement) at the time of such payment (other than indemnification obligations not then due and owing at such time and obligations that are not due and owing at such time under any Bank Products Agreement, Hedging Agreement or Open Account Agreement), including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the ABL Documents.

“Discharge of Additional Obligations” shall mean, subject to Section 5.3, if any Indebtedness shall at any time have been incurred under any Additional Loan Agreement, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (including interest, fees, and expenses accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable Additional Loan Agreement) at the time of such payment (other than indemnification

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obligations not then due and owing at such time and obligations that are not due and owing at such time under any Bank Products Agreement, Hedging Agreement or Open Account Agreement), including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Loan Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Loan Agreement.

“Event of Default” shall mean an Event of Default under the ABL Credit Agreement, the 2025 Indenture or any Additional Loan Agreement.

“Excluded Assets” shall mean (i) in the case of the Collateral securing the ABL Obligations, “Excluded Property” as defined in the ABL US Collateral Agreement, together with any assets described in Section 3.04 or 4.01(d) of the ABL US Collateral Agreement and (ii) in the case of the Collateral securing the 2025 Notes Obligations or any Additional Obligations, (x) prior to the Discharge of 2025 Notes Obligations, “Excluded Assets” as defined in the 2025 Notes Collateral Agreement and (y) from and after the Discharge of 2025 Notes Obligations, “Excluded Assets” as defined in any applicable Additional Collateral Documents.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)   the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b)   the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Secured Debt Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien (including pursuant to Section 1111(b) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding));

(c)   the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)   the appointment of a receiver, receiver and manager, or interim receiver of all or part of the Collateral;

(e)   subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale, or any other means permissible under applicable law;

(f)   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)   the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

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(h)   the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Secured Creditor Remedies: filing a proof of claim in bankruptcy court, voting claims in connection with a proposed plan of reorganization or similar dispositive plan, or seeking adequate protection in each case in accordance with the terms of this Agreement (including Article 6), the exercise of rights pursuant to Section 2.09(f) of the ABL Credit Agreement or Section 6.01(b) of the ABL US Collateral Agreement by the ABL Agent or any ABL Lender, the establishment or modification of borrowing base and/or availability reserves pursuant to the ABL Credit Agreement or the acceleration of any Secured Obligations.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, local, provincial or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean any of the ABL Guarantors, 2025 Notes Guarantors and any Additional Guarantors.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” shall have the meaning assigned thereto in the ABL Credit Agreement, the 2025 Indenture or any Additional Loan Agreement respectively, as applicable.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Credit Party, including inventions, designs, Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, Trade Secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Lien Priority” shall mean with respect to any Lien of the ABL Agent, the ABL Lenders, the 2025 Notes Agent, the 2025 Notes Creditors, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

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“Non-ABL Priority Collateral” shall mean all Security Collateral consisting of the following:

(1)    all real property, related appurtenant rights and Fixtures and interests therein (including both fee and leasehold interests);

(2)    all Equipment;

(3)    all Intellectual Property (other than any computer programs and any support and information relating thereto that constitute Inventory);

(4)    all Capital Stock and other Investment Property (other than Investment Property constituting ABL Priority Collateral under clause (4) or (6) of the definition of such term);

(5)    all Commercial Tort Claims;

(6)    all insurance policies relating to the foregoing, but, for the avoidance of doubt, excluding business interruption insurance and credit insurance with respect to any Accounts;

(7)    except to the extent constituting ABL Priority Collateral under clause (6) of the definition of such term, all Documents, General Intangibles, Instruments and Letter-of-Credit Rights;

(8)    all collateral and guarantees given by any other Person with respect to any of the items referred to in the preceding clauses (1) through (7) above and clause (10) below, and all other Supporting Obligations (including letter-of-credit rights) with respect thereto;

(9)    all books and Records relating to the foregoing;

(10)  all other Security Collateral not constituting ABL Priority Collateral; and

(11)  all products and Proceeds of the foregoing.

Notwithstanding the foregoing, the term “Non-ABL Priority Collateral” shall not include any Excluded Assets (as defined in the 2025 Notes Collateral Agreement), any ABL Canadian Collateral or any assets referred to in clauses (1) through (4) of the definition of the term “ABL Priority Collateral”.

“Open Account Agreement” shall have the meaning specified in the ABL Collateral Agreements.

“Parent Borrower”: (i) L Brands, Inc. and (ii) any successor of L Brands, Inc.

“Party” shall mean the ABL Agent, the 2025 Notes Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the 2025 Notes Agent and any Additional Agent.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Credit Party or that any Credit Party now or hereafter otherwise has the right to license, or granting to any Credit Party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Credit Party under any such agreement.

“Patents” shall mean, with respect to any Credit Party, all of the following now owned or hereafter acquired by such Credit Party: (a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for

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letters patent of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (b) all reissues, continuations, divisions, continuations-in- part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Person” shall mean any natural person, corporation, limited liability company, unlimited liability corporation, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Non-ABL Priority Collateral, as the context requires.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Secured Creditors” shall mean the ABL Lenders, the 2025 Notes Creditors and any Additional Creditor.

“Secured Debt Documents” shall mean the ABL Documents, the 2025 Notes Documents and any Additional Documents.

“Secured Obligations” shall mean the ABL Obligations, the 2025 Notes Obligations and any Additional Obligations.

“Secured Parties” shall mean the ABL Secured Parties, the 2025 Notes Secured Parties and the Additional Secured Parties.

“Secured Party Agent” shall mean any of the ABL Agent, the 2025 Notes Agent or any Additional Agent.

“Secured Party Representative” shall mean (x) in the case of any ABL Priority Collateral, the ABL Agent and (y) in the case of any Non-ABL Priority Collateral, (a) prior to the Discharge of 2025 Notes Obligations, the 2025 Notes Agent and (b) at any time thereafter, the Additional Agent with respect to the Additional Obligations that constitute the largest outstanding principal amount of any then outstanding series or class of Additional Obligations as designated in writing to the ABL Agent as the Secured Party Representative in respect of Non-ABL Priority Collateral and acknowledged by all Additional Agents then party hereto.

“Security Collateral” shall have the meaning given to the term “Collateral” (x) prior to the Discharge of 2025 Notes Obligations, in the 2025 Notes Collateral Documents and (y) from and after the Discharge of 2025 Notes Obligations, in any applicable Additional Collateral Documents.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one

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or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, or granting to any Credit Party any right to use any Trademark now or hereafter owned by any third party or that a third party now or hereafter otherwise has the right to license, and all rights of any Credit Party under any such agreement.

“Trademarks” shall mean, with respect to any Credit Party, all of the following now owned or hereafter acquired by such Credit Party : (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States of America or any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trade Secrets” shall mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Section 1.3. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or

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document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any express restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1. Agreement to Subordinate.

(a)   Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Lenders in respect of all or any portion of the Collateral, or of any Liens granted to the 2025 Notes Agent or any 2025 Notes Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Agent or any Additional Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the 2025 Notes Agent or any Additional Agent (or the ABL Lenders, any 2025 Notes Creditors or any Additional Creditors) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the 2025 Notes Documents or any Additional Documents, (iv)  whether the ABL Agent, the 2025 Notes Agent or any Additional Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Lenders, the 2025 Notes Agent or any 2025 Notes Creditors or any Additional Agent or any Additional Creditors securing any of the ABL Obligations, the 2025 Notes Obligations or any Additional Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the 2025 Notes Obligations or any Additional Obligations (in the case of the ABL Obligations) or the ABL Obligations (in the case of the 2025 Notes Obligations or any Additional Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Lenders, the 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, hereby agree that:

(1)   any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the 2025 Notes Agent or any 2025 Notes Creditor that secures (or purports to secure) all or any portion of the 2025 Notes Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Agent or any Additional Creditor that secures (or purports to secure) all or any portion of the Additional Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Lenders in the ABL Priority Collateral to secure (or to purport to secure) all or any portion of the ABL Obligations;

(2)   any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures (or purports to secure)

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all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the 2025 Notes Agent or any 2025 Notes Creditor in the ABL Priority Collateral to secure (or to purport to secure) all or any portion of the 2025 Notes Obligations, and all Liens granted to any Additional Agent or any Additional Creditors in the ABL Priority Collateral to secure (or to purport to secure) all or any portion of the Additional Obligations;

(3)   any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures (or purports to secure) all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the 2025 Notes Agent and the 2025 Notes Creditors in the Non-ABL Priority Collateral to secure (or to purport to secure) all or any portion of the 2025 Notes Obligations, and all Liens granted to any Additional Agent or any Additional Creditors in the Non-ABL Priority Collateral to secure (or to purport to secure) all or any portion of any Additional Obligations;

(4)   any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of the 2025 Notes Agent or any 2025 Notes Creditor that secures (or purports to secure) all or any portion of the 2025 Notes Obligations, and any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of any Additional Agent or any Additional Creditor that secures (or purports to secure) all or any portion of the Additional Obligations, shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Lender in the Non-ABL Priority Collateral to secure (or to purport to secure) all or any portion of the ABL Obligations;

(5)   any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional Agent or any Additional Creditor that secures all or any portion of the Additional Obligations shall in all respects be pari passu and equal in priority with (x) except as may be otherwise separately agreed by and between or among the 2025 Notes Agent and any applicable Additional Agents, any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the 2025 Notes Agent or any 2025 Notes Creditor that secures all or any portion of the 2025 Notes Obligations and (y) except as may be separately otherwise agreed by and between or among any applicable Additional Agents, any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any other Additional Agent or any Additional Creditor represented by such other Additional Agent that secures all or any portion of such other Additional Obligations; and

(6)   any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of any Additional Agent or any Additional Creditor that secures all or any portion of the Additional Obligations shall in all respects be pari passu and equal in priority with (x) except as may be otherwise separately agreed by and between or among the 2025 Notes Agent and any applicable Additional Agents, any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of the 2025 Notes Agent or any 2025 Notes Creditor that secures all or any portion of the 2025 Notes Obligations and (y) except as may be separately otherwise agreed by and between or among any applicable Additional Agents, any Lien in respect of all or any portion of the Non- ABL Priority Collateral now or hereafter held by or on behalf of any other Additional Agent or any Additional Creditor represented by such other Additional Agent that secures all or any portion of such other Additional Obligations.

(b)   Notwithstanding any failure by any Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Secured Parties, the priority and rights as between the ABL Secured Parties, on the one hand, and each of the 2025 Notes

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Secured Parties and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein.

(c)   The ABL Agent, for and on behalf of itself and the ABL Lenders, acknowledges and agrees that (x) concurrently herewith, the 2025 Notes Agent, for the benefit of itself and the 2025 Notes Creditors, has been granted Liens upon all of the Security Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Liens upon all of the Security Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto.

(d)   The 2025 Notes Agent, for and on behalf of itself and the 2025 Notes Creditors, acknowledges and agrees that (x) prior to the date hereof, the ABL Agent, for the benefit of itself and the ABL Lenders, has been granted Liens upon all of the Security Collateral in which the 2025 Notes Agent has been granted Liens, and the 2025 Notes Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Liens upon all of the Security Collateral in which the 2025 Notes Agent has been granted Liens, and the 2025 Notes Agent hereby consents thereto.

(e)   Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) concurrently herewith, each of the 2025 Notes Agent, for the benefit of itself and the 2025 Notes Creditors, has been granted Liens upon all of the Security Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) prior to the date hereof, the ABL Agent, for the benefit of itself and the ABL Lenders, has been granted Liens upon all of the Security Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Liens upon all of the Security Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto

(f)   The 2025 Notes Agent and the Additional Agent acknowledge that the ABL Agent, for the benefit of the ABL Secured Parties, has been granted Liens upon the ABL Canadian Collateral which Liens and the ABL Canadian Collateral are not subject to this Agreement.

(g)   The respective subordination of Liens by the 2025 Notes Agent in favor of the ABL Agent, by the ABL Agent in favor of the 2025 Notes Agent and any Additional Agent and by any Additional Agent in favor of the ABL Agent, in each case set forth herein, shall not be deemed to subordinate the Liens of the 2025 Notes Agent, the ABL Agent or any Additional Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the 2025 Notes Agent and Liens of any Additional Agent, or as between Liens of any Additional Agent and Liens of any other Additional Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the 2025 Notes Agent or any Additional Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of the 2025 Notes Agent or Additional Agent to the Liens of any Person other than the ABL Agent as and to the extent set forth herein.

Section 2.2. Waiver of Right to Contest Liens.

(a)   Except as may separately otherwise be agreed by and between or among the applicable Secured Party Agents, the 2025 Notes Agent, for and on behalf of itself and the 2025 Notes Creditors, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not

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in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Lenders in respect of the Collateral or the ABL Canadian Collateral, the Liens of any Additional Agent and any Additional Creditors in respect of the Collateral, the allowability of the respective claims asserted by the ABL Secured Parties or the Additional Creditors, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the 2025 Notes Agent, for itself and on behalf of the 2025 Notes Creditors, agrees that neither the 2025 Notes Agent nor any 2025 Notes Creditor represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Lender under the ABL Documents with respect to the ABL Priority Collateral or the ABL Canadian Collateral, or any Exercise of Secured Creditor Remedies undertaken by any Additional Agent or any Additional Creditor under any Additional Documents with respect to the Non-ABL Priority Collateral. Except to the extent expressly set forth in this Agreement or as may be separately otherwise agreed by and between or among any applicable Secured Party Agents, the 2025 Notes Agent, for itself and on behalf of the 2025 Notes Creditors, hereby waives any and all rights it or such 2025 Notes Creditors may have (x) as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral or ABL Canadian Collateral or (y) as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional Agent or any Additional Creditor seeks to enforce its Liens in any Non-ABL Priority Collateral.

(b)   Except as may separately otherwise be agreed by and between or among the applicable Secured Party Agents, the ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the 2025 Notes Agent or any 2025 Notes Creditor in respect of the Security Collateral, the Liens of any Additional Agent and any Additional Creditors in respect of the Security Collateral, the allowability of the respective claims asserted by the 2025 Notes Secured Parties or the Additional Creditors, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Lenders, agrees that none of the ABL Agent or the ABL Lenders will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the 2025 Notes Agent or any 2025 Notes Creditor under the 2025 Notes Documents, or by any Additional Agent or any Additional Creditor under any Additional Documents, with respect to the Non-ABL Priority Collateral. Except to the extent expressly set forth in this Agreement or as may be separately otherwise agreed by and between or among any applicable Secured Party Agents, the ABL Agent, for itself and on behalf of the ABL Lenders, hereby waives any and all rights it or the ABL Lenders may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the 2025 Notes Agent or any 2025 Notes Creditor, or any Additional Agent or any Additional Creditor, seeks to enforce its Liens in any Non-ABL Priority Collateral.

(c)   Except as may separately otherwise be agreed by and between or among the applicable Secured Party Agents, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Lenders in respect of the Collateral or the ABL Canadian Collateral, the Liens of the 2025 Notes Agent or the 2025 Notes Creditors, the allowability of the respective claims asserted by the ABL Secured Parties or the 2025 Notes Secured Parties, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that none of such Additional Agent and Additional Creditors will take any action that would

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interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Lender under the ABL Documents with respect to the ABL Priority Collateral or the ABL Canadian Collateral, or any Exercise of Secured Creditor Remedies undertaken by the 2025 Notes Agent or any 2025 Notes Creditor represented thereby under the 2025 Notes Documents with respect to the Non-ABL Priority Collateral. Except to the extent expressly set forth in this Agreement or as may be separately otherwise agreed by and between or among the applicable Secured Party Agents, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, hereby waives any and all rights it or such Additional Creditors may have (x) as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral or ABL Canadian Collateral or (y) as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the 2025 Notes Agent or any 2025 Notes Creditor represented thereby seeks to enforce its Liens in any Non-ABL Priority Collateral.

(d)   Except as may be separately otherwise agreed by and between or among the applicable Additional Agents, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Additional Agent or any Additional Creditors represented by such other Additional Agent or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed by and between or among the applicable Additional Agents, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that none of such Additional Agent and Additional Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional Agent or any Additional Creditor represented by such other Additional Agent under any applicable Additional Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement or as may be separately otherwise agreed by and between or among the applicable Additional Agents, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, hereby waives any and all rights it or such Additional Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional Agent or any Additional Creditor represented by such other Additional Agent seeks to enforce its Liens in any Collateral.

Section 2.3. Remedies Standstill.

(a)   The 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, neither the 2025 Notes Agent nor any 2025 Notes Creditor (x) will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or (y) will take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the 2025 Notes Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the 2025 Notes Agent or any 2025 Notes Creditor may Exercise Any Secured Creditor Remedies under the 2025 Notes Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the 2025 Notes Agent or any 2025 Notes Creditor is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(b)   The ABL Agent, on behalf of itself and the ABL Lenders, agrees that, until the date upon which the Discharge of 2025 Notes Obligations and the Discharge of Additional Obligations shall have

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occurred, neither the ABL Agent nor any ABL Lender (x) will Exercise Any Secured Creditor Remedies with respect to the Non-ABL Priority Collateral without the written consent of the 2025 Notes Agent and any Additional Agent or (y) will take, receive or accept any Proceeds of the Non-ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Non-ABL Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the 2025 Notes Agent or any Additional Agent. From and after the date upon which the Discharge of 2025 Notes Obligations shall have occurred (or prior thereto upon obtaining the written consent of the 2025 Notes Agent) and the Discharge of Additional Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional Agent), the ABL Agent or any ABL Lender may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Non-ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Lender is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(c)   Any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, neither such Additional Agent nor any such Additional Creditor (x) will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or (y) will take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional Agent or any Additional Creditor may Exercise Any Secured Creditor Remedies under any Additional Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional Agent or Additional Creditor is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

Notwithstanding the foregoing, this Section 2.3 shall not limit the right of any Secured Party Agent to receive required payments of premium, interest, fees and other amounts due under its applicable Secured Debt Documents so long as such receipt is permitted pursuant to Section 3.1.

Section 2.4. Exercise of Rights.

(a)   No Other Restrictions. Except as otherwise set forth in this Agreement, each of the Secured Party Agents and the Secured Creditors shall have any and all rights and remedies it may have as a creditor under applicable law; provided, however, that any and all rights and remedies it may have as a creditor under applicable law with respect to the Collateral, including the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1 hereof. Except as otherwise set forth in this Agreement, each Secured Party Agent may enforce the provisions of the applicable Secured Debt Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law; provided, however, that each Secured Party Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided, further, however, that such Secured Party Agent’s failure to provide any such copies to any other such Party shall not impair any of such Secured Party Agent’s rights hereunder or under any of the applicable Secured Debt Documents. Each of the Secured Party Agents agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Secured Party Agent or any Secured Creditor represented thereby seeking

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damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens.

(1)   In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents or (C)   the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, so long as such release shall have been approved by the requisite ABL Lenders, in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of ABL Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), (x) the 2025 Notes Agent agrees, on behalf of itself and the 2025 Notes Creditors, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such ABL Priority Collateral securing the 2025 Notes Obligations, and the 2025 Notes Agent’s and the applicable 2025 Notes Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional Agent agrees, on behalf of itself and any Additional Creditors represented thereby, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such ABL Priority Collateral securing the Additional Obligations, and such Additional Agent’s and the applicable Additional Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the 2025 Notes Agent and any Additional Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition of such ABL Priority Collateral described in clause (A) above are applied in accordance with the terms of this Agreement. The 2025 Notes Agent and any Additional Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(2)   In the event of (A) any private or public sale of all or any portion of the Non-ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the 2025 Notes Agent, (B) any sale, transfer or other disposition of all or any portion of the Non-ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the 2025 Notes Documents or (C) the release of the applicable 2025 Notes Secured Parties’ Lien on all or any portion of the Non-ABL Priority Collateral, so long as such release shall have been approved by the requisite 2025 Notes Creditors, in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of 2025 Notes Obligations shall have occurred and not in connection with a Discharge of 2025 Notes Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Lenders, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale

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will be free and clear of the Liens on such Non-ABL Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Non-ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the 2025 Notes Agent in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition described in clause (A) above of such Non-ABL Priority Collateral are applied in accordance with the terms of this Agreement. The ABL Agent hereby appoints the 2025 Notes Agent and any officer or duly authorized person of the 2025 Notes Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the 2025 Notes Agent’s own name, from time to time, in the 2025 Notes Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(3)   In the event of (A) any private or public sale of all or any portion of the Non-ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of any Additional Agent, (B) any sale, transfer or other disposition of all or any portion of the Non-ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Additional Documents or (C) the release of the applicable Additional Secured Parties’ Lien on all or any portion of the Non-ABL Priority Collateral, so long as such release shall have been approved by the requisite Additional Creditors, in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of Additional Obligations shall have occurred and not in connection with a Discharge of Additional Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Lenders, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such Non-ABL Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Non-ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Additional Agent in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition described in clause (A) above of such Non-ABL Priority Collateral are applied in accordance with the terms of this Agreement. The ABL Agent hereby appoints any Additional Agent and any officer or duly authorized person of such Additional Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in such Additional Agent’s own name, from time to time, in such Additional Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(c)   Priorities in Accounts. Until the Discharge of ABL Obligations, the 2025 Notes Agent, on behalf of itself and the 2025 Notes Secured Parties, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees (x) that, prior to any Exercise of Secured Creditor Remedies, all funds deposited in any account that constitutes ABL Priority Collateral shall be treated as ABL Priority Collateral and (y) to waive any claim that payments made to the ABL Agent through such

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accounts are Proceeds of or otherwise constitute Non-ABL Priority Collateral, unless the ABL Agent has actual knowledge to the contrary.

Section 2.5. No New Liens.

(a)   Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that:

(1)   no 2025 Notes Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any 2025 Notes Obligation (other than Excluded Assets) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any 2025 Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any 2025 Notes Obligation (other than Excluded Assets) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the 2025 Notes Agent (or the relevant 2025 Notes Secured Party) shall, without the need for any further consent of any other 2025 Notes Secured Party and notwithstanding anything to the contrary in any other 2025 Notes Document, be deemed to also hold and have held such lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien; and

(2)   no Additional Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional Obligation (other than Excluded Assets) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional Obligation (other than Excluded Assets) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional Agent (or the relevant Additional Secured Party) shall, without the need for any further consent of any other Additional Secured Party and notwithstanding anything to the contrary in any other Additional Document, be deemed to also hold and have held such lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.

(b)   Until the date upon which the Discharge of 2025 Notes Obligations shall have occurred, the parties hereto agree that:

(1)   no ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party (other than Excluded Assets or ABL Canadian Collateral) securing any ABL Obligation which assets are not also subject to the Lien of the 2025 Notes Agent under the 2025 Notes Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation (other than Excluded Assets or ABL Canadian Collateral) which assets are not also subject to the Lien of the 2025 Notes Agent under the 2025 Notes Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of the 2025 Notes Agent as security for the 2025 Notes Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the 2025 Notes Agent in writing of the existence of such Lien; and

(2)   no Additional Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Additional Obligation (other than Excluded Assets) which assets are not also subject to the Lien of the 2025 Notes Agent under the 2025 Notes Documents, subject to the Lien Priority

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set forth herein. If any Additional Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Additional Obligation (other than Excluded Assets) which assets are not also subject to the Lien of the 2025 Notes Agent under the 2025 Notes Documents, subject to the Lien Priority set forth herein, then the relevant Additional Agent (or the relevant Additional Secured Party) shall, without the need for any further consent of any other Additional Secured Party and notwithstanding anything to the contrary in any other Additional Document, be deemed to also hold and have held such lien for the benefit of the 2025 Notes Agent as security for the 2025 Notes Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the 2025 Notes Agent in writing of the existence of such Lien.

(c)   Until the date upon which the Discharge of Additional Obligations shall have occurred, the parties hereto agree that:

(1)   no ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party (other than Excluded Assets or ABL Canadian Collateral) securing any ABL Obligation which assets are not also subject to the Lien of each Additional Agent under the Additional Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation (other than Excluded Assets or ABL Canadian Collateral) which assets are not also subject to the Lien of each Additional Agent under the Additional Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of each Additional Agent as security for the Additional Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Agent in writing of the existence of such Lien; and

(2)   no 2025 Notes Secured Party shall acquire or hold any Lien on any assets of any Credit Party (other than Excluded Assets) securing any 2025 Notes Obligation which assets are not also subject to the Lien of each Additional Agent under the Additional Documents, subject to the Lien Priority set forth herein. If any 2025 Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any 2025 Notes Obligation (other than Excluded Assets) which assets are not also subject to the Lien of each Additional Agent under the Additional Documents, subject to the Lien Priority set forth herein, then the 2025 Notes Agent (or the relevant 2025 Notes Secured Party) shall, without the need for any further consent of any other 2025 Notes Secured Party and notwithstanding anything to the contrary in any other 2025 Notes Document be deemed to also hold and have held such lien for the benefit of each Additional Agent as security for the Additional Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional Agent in writing of the existence of such Lien.

(d)   Notwithstanding anything in this Agreement to the contrary, the foregoing shall not apply to (i) any fee owned Real Property interests of the Credit Parties that are subject to a mortgage in favor of any 2025 Notes Agent or any Additional Agent, to the extent the ABL Agent has elected (which election shall be made in accordance with the ABL Credit Agreement) to not acquire a Lien on such fee owned Real Property interests of the Credit Parties or (ii) any other asset to the extent that the applicable Secured Party Agent has elected (which election shall be made in accordance with the applicable Secured Debt Documents) to not acquire a Lien on such asset.

Section 2.6. Waiver of Marshalling. Until the Discharge of ABL Obligations, the 2025 Notes Agent, on behalf of itself and the 2025 Notes Secured Parties represented thereby, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise

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assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of 2025 Notes Obligations and the Discharge of Additional Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Non-ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1. Certain Actions Permitted. Each Secured Party Agent may make such demands or file such claims in respect of the Secured Obligations owed to such Secured Party Agent and the Secured Creditors represented thereby, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, or to file any claim, statement of interest, or proof of claim in any Insolvency Proceeding. Nothing in this Agreement shall prohibit the receipt by either the 2025 Notes Agent or any 2025 Notes Secured Party of the required payments of interest, principal and other amounts owed in respect of the 2025 Notes Obligations so long as such receipt is not the direct or indirect result of the exercise by the 2025 Notes Agent or any 2025 Notes Secured Party of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by either an Additional Agent or any Additional Creditor of the required payments of interest, principal and other amounts owed in respect of the Additional Obligations so long as such receipt is not the direct or indirect result of the exercise by such Additional Agent or any Additional Creditor of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Non-ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

Section 3.2. Agent for Perfection.

(a)   Each Secured Party Representative, for and on behalf of itself and the Secured Parties, agrees to hold all Control Collateral in its possession, custody or control (or in the possession, custody, or control of agents or bailees therefor) as gratuitous agent for the Secured Parties solely for the purpose of perfecting the security interest granted to each Secured Party Agent or Secured Party in such Control Collateral, subject to the terms and conditions of this Section 3.2. No Secured Party Representative shall have any obligation whatsoever to the other Secured Parties to assure that the Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of such Secured Party Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties. No Secured Party Representative is and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person and the Secured Parties hereby waive and release each Secured Party Representative from all

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claims and liabilities arising pursuant to such Secured Party Representative’s role under this Section 3.2 with respect to Control Collateral.

(b)   In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement (including Article 6, Section 2.5, Section 3.4, or Section 4.1), then such Secured Party shall promptly pay over such Proceeds or Collateral to the applicable Secured Party Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3. Sharing of Information and Access. In the event that any Secured Party Agent shall, in the exercise of its rights under the applicable Collateral Documents or otherwise, receive possession or control of any books and Records of any Credit Party that contain information identifying or pertaining to the Collateral, such Secured Party Agent shall, upon request from any other Secured Party Agent, and as promptly as practicable thereafter, either make available to such Party such books and Records for inspection and duplication or provide to such Party copies thereof. In the event that the 2025 Notes Agent or any Additional Agent shall, in the exercise of its rights under the 2025 Notes Collateral Documents, the Additional Collateral Documents or otherwise, obtain title to any Intellectual Property previously owned by any of the ABL Credit Parties, such Party hereby irrevocably grants the ABL Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation), to use, license or sublicense such Intellectual Property as it pertains to the ABL Priority Collateral and ABL Canadian Collateral in advertising for sale and selling any ABL Priority Collateral or ABL Canadian Collateral (including the manufacture of any unfinished Inventory).

Section 3.4. Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The applicable Secured Party Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of its Priority Collateral. All proceeds of such insurance shall be remitted to the applicable Secured Party Representative, and each other Agent, shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5. No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6. Actions Upon Breach. If any Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Secured Party Agents, may interpose as a defense or dilatory plea the making of this Agreement, and any Secured Party may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7. Inspection Rights and Insurance.

(a)   Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent and the ABL Secured Parties may, at any time and whether or not any other Secured Party Agent or any other Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the

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Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Non-ABL Priority Collateral (collectively, the “ABL Joint Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Joint Collateral, in each case without notice to, the involvement of or interference by any 2025 Notes Secured Party or Additional Secured Party or liability to any 2025 Notes Secured Party or Additional Secured Party. In addition, subject to the terms hereof, the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any 2025 Notes Secured Party or Additional Secured Party or liability to any 2025 Notes Secured Party or Additional Secured Party. In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Joint Collateral, the 2025 Notes Agent and any Additional Agent may not sell, assign or otherwise transfer the related Non-ABL Priority Collateral prior to the expiration of the 180-day period commencing on the date such Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Joint Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order.

(b)   The 2025 Notes Agent and the other 2025 Notes Secured Parties and any Additional Agent and any other Additional Secured Parties shall use reasonable best efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

(c)   Subject to the terms hereof, the 2025 Notes Agent and any Additional Agent may advertise and conduct public auctions or private sales of the Non-ABL Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1. Application of Proceeds.

(a)   Revolving Nature of ABL Obligations. Each Secured Party Agent, for and on behalf of itself and the Secured Creditors represented thereby, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under the ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Secured Parties and without affecting the provisions hereof; and (iii) all Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which any Secured Party Agent (or any Secured Creditor) commences the Exercise of Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender (other than amounts received in respect of ABL Canadian Collateral) shall be applied as specified in this Section 4.1.

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The Lien Priority shall not be altered or otherwise affected by any amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the 2025 Notes Obligations or any Additional Obligations, or any portion thereof.

(b)   Application of Proceeds of ABL Priority Collateral. Each Secured Party Agent hereby agrees that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of each Secured Party Agent in connection with such Exercise of Secured Creditor Remedies;

second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred;

third, to the payment, on a pro rata basis, of (x) the 2025 Notes Obligations in accordance with the 2025 Notes Documents until the Discharge of 2025 Notes Obligations shall have occurred and (y) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)   Application of Proceeds of Non-ABL Priority Collateral. Each Secured Party Agent hereby agrees that all Non-ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of each Secured Party Agent in connection with such Exercise of Secured Creditor Remedies;

second, to the payment, on a pro rata basis, of (x) the 2025 Notes Obligations in accordance with the 2025 Notes Documents until the Discharge of 2025 Notes Obligations shall have occurred and (y) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred;

third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(d)   Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Secured Party Agent shall have any obligation or liability to (except as may be separately agreed by and between or among any applicable Secured Party Agents) any other Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Secured Party Agent under the terms of this Agreement.

Section 4.2. Specific Performance. Each Secured Party Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Secured Debt Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each

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Secured Party Agent, for and on behalf of itself and the Secured Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1. Notice of Acceptance and Other Waivers.

(a)   All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Lender of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All 2025 Notes Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Lenders, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, hereby waives notice of acceptance, or proof of reliance, by the 2025 Notes Agent or any 2025 Notes Creditor of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the 2025 Notes Obligations. All Additional Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, and the ABL Agent, on behalf of itself and any ABL Lenders, hereby waives notice of acceptance, or proof of reliance by any Additional Agent or any Additional Creditors of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Additional Obligations.

(b)   None of the ABL Agent, any ABL Lender, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Lender honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document, the 2025 Indenture or any other 2025 Notes Document or any Additional Loan Agreement or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Lender otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Lender shall have any liability whatsoever to the 2025 Notes Agent or any 2025 Notes Creditor or any Additional Agent or any Additional Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Lenders shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the 2025 Notes Agent, any 2025 Notes Creditor, any Additional Agent or any Additional Creditor has in the Collateral, except as otherwise expressly set forth in this Agreement. The 2025 Notes

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Agent, on behalf of itself and the 2025 Notes Creditors, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that neither the ABL Agent nor any ABL Lender shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)   None of the 2025 Notes Agent, the 2025 Notes Creditors or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the 2025 Notes Agent or any 2025 Notes Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to the 2025 Indenture or any of the other 2025 Notes Documents, whether the 2025 Notes Agent or any 2025 Notes Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document, or the 2025 Indenture or any other 2025 Notes Document to which the 2025 Notes Agent or any 2025 Notes Creditor represented thereby is a party or beneficiary, or any Additional Loan Agreement or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the 2025 Notes Agent or any 2025 Notes Creditor otherwise should exercise any of its contractual rights or remedies under the 2025 Notes Documents (subject to the express terms and conditions hereof), neither the 2025 Notes Agent nor any 2025 Notes Creditor shall have any liability whatsoever to the ABL Agent or any ABL Lender or any Additional Agent or any Additional Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The 2025 Notes Agent and the 2025 Notes Creditors shall be entitled to manage and supervise their loans and extensions of credit under the 2025 Notes Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent, any ABL Lender, any Additional Agent or any Additional Creditor has in the Collateral, except as otherwise expressly set forth in this Agreement. Each of the ABL Agent, on behalf of itself and the ABL Lenders, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that the 2025 Notes Agent or the 2025 Notes Creditors shall not incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the 2025 Notes Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(d)   None of the Additional Agents, the Additional Creditors or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Additional Agent or any Additional Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Loan Agreement or any of the other Additional Documents, whether such Additional Agent or any Additional Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document, or the 2025 Indenture or any other 2025 Notes Document, or any Additional Loan Agreement or any other Additional Document to which any other Additional Agent or any Additional Creditor represented by such other Additional Agent is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any

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Additional Creditor otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Creditor shall have any liability whatsoever to the ABL Agent or any ABL Lender, or the 2025 Notes Agent or any 2025 Notes Creditor, or any other Additional Agent or any Additional Creditor represented by such other Additional Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Any Additional Agent and any Additional Creditor shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent, any ABL Lender, the 2025 Notes Agent, any 2025 Notes Creditor, or any other Additional Agent or any Additional Creditor represented by such other Additional Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement. Each of the ABL Agent, on behalf of itself and the ABL Lenders, and the 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, agrees that none of any Additional Agent or any Additional Creditors shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2. Modifications to ABL Documents, 2025 Notes Documents and Additional Documents.

(a)   Except as may be inconsistent with or in contravention of this Agreement or as may be separately otherwise agreed by and between or among any applicable Secured Party Agents, each Secured Party Agent, for and on behalf of itself and the Secured Creditors represented thereby, hereby agrees that, without affecting the obligations of such Secured Parties hereunder, any other Secured Party Agent and any Secured Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Secured Debt Documents to which such other Secured Party Agent or any Secured Creditor represented thereby is party or beneficiary in any manner whatsoever, including to:

(1)   change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Secured Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Secured Obligations or any of the Secured Debt Documents;

(2)   retain or obtain a Lien on any Property of any Person to secure any of the Secured Obligations, and in connection therewith to enter into any additional Secured Debt Documents;

(3)   amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Secured Obligations;

(4)   release its Lien on any Collateral or other Property;

(5)   exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

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(6)   retain or obtain the primary or secondary obligation of any other Person with respect to any of the Secured Obligations; and

(7)   otherwise manage and supervise the Secured Obligations as such other Secured Party Agent shall deem appropriate.

(b)   The Secured Obligations may be refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any Secured Debt Document) of, any Secured Party Agent or Secured Creditors, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refinancing any such Secured Obligations is to constitute Secured Obligations, the holders of such refinancing indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the remaining Parties hereto shall reasonably request and in form and substance reasonably acceptable to such Parties, and any such refinancing transaction shall be in accordance with any applicable provisions of the Secured Debt Documents. For the avoidance of doubt, the Secured Obligations may be refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any Secured Debt Document) of, any Secured Party Agent or Secured Creditors, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3. Reinstatement and Continuation of Agreement.

(a)   If the ABL Agent or any ABL Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the 2025 Notes Agent, any Additional Agent, the ABL Lenders, the 2025 Notes Creditors and any Additional Creditors under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the 2025 Notes Obligations or any Additional Obligations. No priority or right of the ABL Agent or any ABL Lender shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Lender may have.

(b)   If the 2025 Notes Agent or any 2025 Notes Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the 2025 Notes Obligations (a “2025 Notes Recovery”), then the 2025 Notes Obligations shall be reinstated to the extent of such 2025 Notes Recovery. If this Agreement shall have been terminated prior to such 2025 Notes Recovery, this Agreement shall be reinstated in full force and effect in the event of such 2025 Notes Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the 2025 Notes Agent, any Additional Agent, the ABL Lenders, the 2025 Notes Creditors and any

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Additional Creditors under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the 2025 Notes Obligations or any Additional Obligations. No priority or right of the 2025 Notes Agent or any 2025 Notes Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the 2025 Notes Documents, regardless of any knowledge thereof which the 2025 Notes Agent or any 2025 Notes Creditor may have.

(c)   If any Additional Agent or any Additional Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Additional Obligations (an “Additional Recovery”), then the Additional Obligations shall be reinstated to the extent of such Additional Recovery. If this Agreement shall have been terminated prior to such Additional Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the 2025 Notes Agent, any Additional Agent, the ABL Lenders, the 2025 Notes Creditors and any Additional Creditors under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations, the 2025 Notes Obligations or any Additional Obligations. No priority or right of any Additional Agent or any Additional Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional Documents, regardless of any knowledge thereof which any Additional Agent or any Additional Creditor may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1. DIP Financing.

(a)   If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Lenders shall seek to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) would be Collateral), then the 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the 2025 Notes Agent securing the 2025 Notes Obligations or on any other grounds (and will not request (except to the extent otherwise permitted in this Agreement, including in Section 6.3 and Section 6.10) any adequate protection solely as a result of such DIP

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Financing), so long as (i) the 2025 Notes Agent retains its Lien on the Collateral to secure the 2025 Notes Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding) and, as to the Non-ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien thereon securing such DIP Financing is junior and subordinate to the Lien of the 2025 Notes Agent on the Non-ABL Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (iii) if the ABL Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the 2025 Notes Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the 2025 Notes Obligations, provided that (x) such Liens in favor of the ABL Agent and the 2025 Notes Agent shall be subject to the provisions of Section 6.1(c) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the 2025 Notes Agent and the 2025 Notes Creditors from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or any similar dispositive restructuring plan.

(b)   If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or any ABL Lenders shall seek to provide any Borrower or any Guarantor with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) would be Collateral), then each Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional Agent securing the Additional Obligations or on any other grounds (and will not request (except to the extent otherwise permitted in this Agreement, including in Section 6.3 and Section 6.10) any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional Agent retains its Lien on the Collateral to secure the Additional Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding) and, as to the Non-ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien thereon securing such DIP Financing is junior and subordinate to the Lien of such Additional Agent on the Non-ABL Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (iii) if the ABL Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Additional Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Additional Obligations, provided that (x) such Liens in favor of the ABL Agent and such Additional Agent shall be subject to the provisions of Section 6.1(c) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent any Additional Agent and any Additional Creditors from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or any similar dispositive restructuring plan.

(c)   All Liens granted to the ABL Agent, the 2025 Notes Agent or any Additional Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2. Relief from Stay. Until the Discharge of ABL Obligations has occurred, the 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express prior written consent. Until the Discharge of 2025 Notes

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Obligations and the Discharge of Additional Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Lenders, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Non-ABL Priority Collateral without the 2025 Notes Agent’s and any Additional Agent’s express prior written consent. In addition, no Secured Party shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed by each Secured Party Agent to be modified.

Section 6.3. No Contest. The 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (a) any request by the ABL Agent or any ABL Lender for adequate protection of its interest in the Collateral or to any claims by the ABL Agent or any ABL Lender for post-petition interest, fees, or expenses (after taking into account the Liens of the 2025 Notes Secured Parties and any Additional Secured Parties on the Non-ABL Priority Collateral), or (b) any objection by the ABL Agent or any ABL Lender to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Lender that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. The ABL Agent, on behalf of itself and the ABL Lenders, and any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that, prior to the Discharge of 2025 Notes Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the 2025 Notes Agent or any 2025 Notes Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above), or to any claims by the 2025 Notes Agent or any 2025 Notes Creditor for post-petition interest, fees, or expenses (after taking into account the Liens of the ABL Secured Parties on the ABL Priority Collateral and the Liens of any Additional Secured Parties on the Non-ABL Priority Collateral) or (ii) any objection by the 2025 Notes Agent or any 2025 Notes Creditor to any motion, relief, action or proceeding based on a claim by the 2025 Notes Agent or any 2025 Notes Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the 2025 Notes Agent as adequate protection of its interests are subject to this Agreement. The 2025 Notes Agent, on behalf of itself and the 2025 Notes Creditors, and the ABL Agent, on behalf of itself and the ABL Lenders, agrees that, prior to the Discharge of Additional Obligations, none of them shall contest (or support any other Person contesting) (a) any request by any Additional Agent or any Additional Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) above) or to any claims by any Additional Agent or any Additional Creditor for post-petition interest, fees, or expenses (after taking into account the Liens of the 2025 Notes Secured Parties on the Non-ABL Priority Collateral and the Liens of the ABL Secured Parties on the ABL Priority Collateral), or (b) any objection by any Additional Agent or any Additional Creditor to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Creditor that its interests in the Collateral (unless in contravention of Section 6.1(b) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed by and between or among any applicable Additional Agents, any Additional Agent, on behalf of itself and any Additional Creditors represented thereby, agrees that, prior to the applicable Discharge of Additional Obligations, none of them shall contest (or support any other Person contesting) (a)   any request by any other Additional Agent or any Additional Creditor represented by such other Additional Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Additional Agent or any Additional Creditor to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Creditor represented by such other Additional Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law

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applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Agent as adequate protection of its interests are subject to this Agreement. The provisions of this Section 6.3 shall in all instances be subject to the terms and conditions of Section 6.10.

Section 6.4. Asset Sales. The 2025 Notes Agent agrees, on behalf of itself and the 2025 Notes Creditors, and any Additional Agent agrees, on behalf of itself and any Additional Creditors represented thereby, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the Secured Parties’ respective Liens attach to the proceeds of such sale in accordance with the Lien Priority or the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Lenders, that it will not oppose any sale consented to by the 2025 Notes Agent and any Additional Agent of any Non-ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the Secured Parties’ respective Liens attach to the proceeds of such sale in accordance with the Lien Priorities or the proceeds of such sale are applied in accordance with this Agreement. If such sale of Collateral includes both ABL Priority Collateral and Non-ABL Priority Collateral and the Parties are unable to agree on the allocation of the purchase price between the ABL Priority Collateral and Non-ABL Priority Collateral, any Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties; provided that any such allocation shall value Accounts and Inventory at net book value.

Section 6.5. Separate Grants of Security and Separate Classification. Each Secured Party Agent and Secured Creditor acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the 2025 Notes Collateral Documents and the Additional Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the 2025 Notes Obligations and Additional Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties, on the one hand, and the 2025 Notes Secured Parties and Additional Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims subject to the Lien Priority), then the ABL Secured Parties, the 2025 Notes Secured Parties and any Additional Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims, 2025 Notes Obligation claims and Additional Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Non-ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by (i) the ABL Secured Parties in the case of the 2025 Notes Secured Parties and the Additional Secured Parties, and (ii) the 2025 Notes Secured Parties and the Additional Secured Parties in the case of the ABL Secured Parties), the ABL Secured Parties or the 2025 Notes Secured Parties and Additional Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses that is available from each applicable pool of Priority Collateral for each of the ABL Secured Parties, on the one hand, and the 2025 Notes Secured Parties and Additional Secured Parties, on the other hand) before any distribution is made from such pool of Priority Collateral in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from such pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing such Secured Parties’ aggregate recoveries.

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Section 6.6. Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding).

Section 6.7. ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the 2025 Notes Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any ABL Document;

(b)   any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(c)   any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

(d)   any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the 2025 Notes Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8. 2025 Notes Obligations Unconditional. All rights of the 2025 Notes Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any 2025 Notes Document;

(b)   any change in the time, place or manner of payment of, or in any other term of, all or any portion of the 2025 Notes Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any 2025 Notes Document;

(c)   any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the 2025 Notes Obligations or any guarantee or guaranty thereof; or

(d)   any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the 2025 Notes Obligations, or of any of the ABL Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9. Additional Obligations Unconditional. All rights of any Additional Agent hereunder, and all agreements and obligations of the ABL Agent, the 2025 Notes Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Additional Document;

(b)   any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Obligations, or any amendment, waiver or other modification, whether by

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course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Document;

(c)   any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Obligations or any guarantee or guaranty thereof; or

(d)   any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Obligations, or of any of the ABL Agent, the 2025 Notes Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10. Adequate Protection. Except to the extent expressly provided below and in Section 6.1, nothing in this Agreement shall limit the rights of any Secured Party Agent and any Secured Creditors from seeking or requesting adequate protection with respect to their interests in the applicable pool of Priority Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, superpriority administrative claim, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that the ABL Agent, on behalf of itself or any of the ABL Lenders, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional or replacement collateral comprising assets of the type of assets that constitute Non-ABL Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Lenders, agrees that the 2025 Notes Agent shall also be granted a senior Lien on such collateral as security and adequate protection for the 2025 Notes Obligations and any Additional Agent shall also be granted a senior Lien on such collateral as security and adequate protection for the Additional Obligations and that any Lien on such collateral securing or providing adequate protection for the ABL Obligations shall be subordinate to any Lien on such collateral securing or providing adequate protection for the 2025 Notes Obligations or Additional Obligations, (b) in the event that the 2025 Notes Agent, on behalf of itself or any of the 2025 Notes Creditors, seeks or requests adequate protection in respect of the 2025 Notes Obligations and such adequate protection is granted in the form of a Lien on additional or replacement collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the 2025 Notes Agent, on behalf of itself and each of the 2025 Notes Creditors, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security and adequate protection for the ABL Obligations and that any Lien on such collateral securing or providing adequate protection for the 2025 Notes Obligations shall be subordinate to the Lien on such collateral securing or providing adequate protection for the ABL Obligations, and (c) in the event that any Additional Agent, on behalf of itself or any Additional Creditor, seeks or requests adequate protection in respect of the Additional Obligations and such adequate protection is granted in the form of a Lien on additional or replacement collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional Agent, on behalf of itself and any Additional Creditor represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security and adequate protection for the ABL Obligations and that any Lien on such collateral securing or providing adequate protection for the Additional Obligations shall be subordinate to the Lien on such collateral securing or providing adequate protection for the ABL Obligations. Notwithstanding anything to the contrary set forth in this Article 6, (i) the ABL Agent, on behalf of itself or any of the ABL Lenders, may object to any request for adequate protection that would result in any adequate protection payments to the 2025 Notes Agent, the 2025 Notes Creditors, any Additional Agent, or Additional Secured Parties being made with any ABL Priority Collateral or ABL Canadian Collateral, and (ii) the 2025 Notes Agent, the 2025 Notes Creditors, any Additional Agent, or the Additional Secured Parties may object to any request for adequate protection that would result in any adequate protection payments to the ABL Agent, any ABL Lenders being made with any Non-ABL Priority Collateral.

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Section 6.11. Reorganization Securities; Plan Voting.

(a)   If, in any Insolvency Proceeding involving any Borrower or any Guarantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed or reinstated (in whole or in part) pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of ABL Obligations, on the one hand, and on account of 2025 Notes Obligations and/or Additional Obligations, on the other hand, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the 2025 Notes Obligations and/or Additional Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)   Each Secured Party Agent and Secured Creditor acknowledges and agrees that until the Secured Obligations have been paid and satisfied in full, it will not (whether in the capacity of a secured or an unsecured creditor) directly or indirectly propose, support, or vote to accept any proposed plan of reorganization or similar dispositive restructuring plan that is inconsistent with or in violation of the provisions of this Agreement without the prior written consent of each other Secured Party Agent.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Rights of Subrogation. The 2025 Notes Agent, for and on behalf of itself and the 2025 Notes Creditors, agrees that no payment by the 2025 Notes Agent or any such 2025 Notes Creditor to the ABL Agent or any ABL Lender pursuant to the provisions of this Agreement shall entitle the 2025 Notes Agent or any such 2025 Notes Creditor to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the 2025 Notes Agent or any 2025 Notes Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that no payment by the ABL Agent or any ABL Lender to the 2025 Notes Agent or any 2025 Notes Creditor pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Lender to exercise any rights of subrogation in respect thereof until the Discharge of 2025 Notes Obligations shall have occurred. Following the Discharge of 2025 Notes Obligations, the 2025 Notes Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Lender may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the 2025 Notes Obligations resulting from payments to the 2025 Notes Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the 2025 Notes Agent are paid by such Person upon request for payment thereof.

Any Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, agrees that no payment by such Additional Agent or any such Additional Creditor to the ABL Agent or any ABL Lender pursuant to the provisions of this Agreement shall entitle such Additional Agent or any such Additional Creditor to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional Agent or any such Additional Creditor may reasonably request to evidence the transfer by subrogation to any such

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Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that no payment by the ABL Agent or any ABL Lender to any Additional Agent or any Additional Creditor represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Lender to exercise any rights of subrogation in respect thereof until the Discharge of Additional Obligations shall have occurred. Following the Discharge of Additional Obligations, such Additional Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Lender may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional Obligations resulting from payments to such Additional Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional Agent are paid by such Person upon request for payment thereof

Section 7.2. Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3. Representations. The 2025 Notes Agent represents and warrants to each other Secured Party Agent that it has the requisite power and authority under the 2025 Notes Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the 2025 Notes Creditors. The ABL Agent represents and warrants to each other Secured Party Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Lenders. Any Additional Agent represents and warrants to each other Secured Party Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4. Amendments. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Party (except as provided in Section 7.11 hereof with respect to any Additional Indebtedness Joinder). No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, that changes, alters, modifies or otherwise adversely affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Parent Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof).

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Section 7.5. Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, sent by email, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or email or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, NCCS, Floor 01

Newark, Delaware 19713

Attention: James Campbell

Telephone: 302-634-4250

Email: james.x.campbell@chase.com

2025 Notes Agent:

U.S. Bank National Association

10 W Broad St, Columbus, OH 43215

CN-OH-BD12

Attention: Scott R. Miller, Vice President

Telephone: 614-849-3402

Email: scott.miller6@usbank.com

Any Additional Agent:         As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6. No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7. Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) subject to Section 5.3, remain in full force and effect until the Discharge of ABL Obligations, the Discharge of 2025 Notes Obligations and the Discharge of Additional Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c)  inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Secured Party Agent or Secured Creditor may assign or otherwise transfer all or any portion of the Secured Obligations, to any other Person (other than any Borrower, any Guarantor and any Subsidiary of any Borrower or any Guarantor), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Secured Party Agent or Secured Creditor. The Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8. Governing Law: Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New

41

York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9. Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Secured Party Agents and the Secured Creditors, except as provided in the following sentence. No other Person (including any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, or any Subsidiary of any Borrower or any Guarantor) shall be deemed to be a third party beneficiary of this Agreement, except that the Parent Borrower shall be a third party beneficiary of this Agreement solely for the purposes of (x) Section 3.6, (y) the second sentence of Section 7.4 hereof and (z) Section 7.11 hereof.

Section 7.11. Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)   The Parent Borrower may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(1)   one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Parent Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the 2025 Notes Agent and any other Additional Agent then party to this Agreement;

(2)   at least five business days prior to delivery of the Additional Indebtedness Joinder, the Parent Borrower shall have delivered to the ABL Agent, the 2025 Notes Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Loan Agreement and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(3)   the Parent Borrower shall have executed and delivered to the ABL Agent, the 2025 Notes Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation with respect to such Additional Indebtedness; and

(4)   all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the 2025 Notes Agent and any other Additional Agent then party to this Agreement.

(b)   Upon satisfaction of the foregoing conditions, the designated Additional Indebtedness shall constitute “Additional Indebtedness,” any Additional Loan Agreement under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Loan Agreement”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor,” and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent,” for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied

42

with respect to such Additional Indebtedness is herein called the “Additional Effective Date”. Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the 2025 Notes Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the 2025 Notes Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)   In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the 2025 Notes Agent and any Additional Agent then party hereto agrees (x)  to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to this Agreement or take any other actions, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on any Security Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12. Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.13. Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.14. Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.15. VENUE; JURY TRIAL WAIVER.

(a)   EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE

43

ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY, ANY 2025 NOTES SECURED PARTY OR ANY ADDITIONAL SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY ABL DOCUMENTS, 2025 NOTES DOCUMENTS OR ADDITIONAL DOCUMENTS, AS THE CASE MAY BE, AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)   EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)   EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.16. Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the ABL Credit Agreement, the 2025 Indenture and any Additional Loan Agreement. Nothing in this Agreement shall be deemed to subordinate (a) the right of any ABL Secured Party to receive payment to the right of any 2025 Notes Secured Party or any Additional Secured Party to receive payment or (b) the right of any 2025 Notes Secured Party or any Additional Secured Party to receive payment to the right of any ABL Secured Party to receive payment, in each case whether before or after the occurrence of an Insolvency Proceeding, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the 2025 Notes Secured Parties and any Additional Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.17. No Warranties or Liability. Each Secured Party Agent acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any 2025 Notes Document or any other Additional Document. Except as otherwise provided in this Agreement, each Secured Party Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.18. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any 2025 Notes Document or any Additional Document, the provisions of this Agreement shall govern.

Section 7.19. Costs and Expenses. Notwithstanding anything to the contrary contained herein, all costs and expenses incurred by each Secured Party Agent shall be reimbursed by the Credit Parties as provided in, and subject to the limitations set forth in, the applicable Secured Debt Documents.

Section 7.20. Information Concerning Financial Condition of the Credit Parties. Each Secured Party Agent, hereby assumes responsibility for keeping itself informed of the financial condition of the

44

Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the 2025 Notes Obligations or any Additional Obligations. Each Secured Party Agent hereby agrees that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event that any Secured Party Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, (C) to disclose any other information or (D) to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided.

[Signature pages follow]

45

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Lenders, and the 2025 Notes Agent, for and on behalf of itself and the 2025 Notes Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A., in its
capacity as the ABL Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, in its capacity as the 2025 Notes Agent

By:
Name:
Title:

[NOTES/ABL INTERCREDITOR AGREEMENT]

ACKNOWLEDGMENT

Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Lenders, the 2025 Notes Agent, the 2025 Notes Creditors, any Additional Agent and any Additional Creditors and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Borrower and each Guarantor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided in Section 7.10 hereof.

[Signature pages follow]

[Intercreditor Agreement]

L BRANDS, INC.

by
Name:
Title:

BATH & BODY WORKS BRAND MANAGEMENT, INC.

by
Name:
Title:

BATH & BODY WORKS DIRECT, INC.

by
Name:
Title:

BATH & BODY WORKS, LLC

by
Name:
Title:

BEAUTYAVENUES, LLC

by
Name:
Title:

2

INTIMATE BRANDS HOLDING, LLC

by
Name:
Title:

INTIMATE BRANDS, INC.

by
Name:
Title:

L BRANDS DIRECT FULFILLMENT, INC.

by
Name:
Title:

L BRANDS SERVICE COMPANY, LLC

by
Name:
Title:

L BRANDS STORE DESIGN & CONSTRUCTION, INC.

by
Name:
Title:

3

DIRECT FACTORING, LLC

by
Name:
Title:

MII BRAND IMPORT, LLC

by
Name:
Title:

VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC

by
Name:
Title:

VICTORIA’S SECRET STORES BRAND MANAGEMENT, INC.

by
Name:
Title:

VICTORIA’S SECRET STORES, LLC

by
Name:
Title:

4

BATH & BODY WORKS (CANADA) CORP.

by
Name:
Title:

LA SENZA CORPORATION

by
Name:
Title:

VICTORIA’S SECRET (CANADA) CORP.

by
Name:
Title:

DISTRIBUTION LAND COMPANY, LLC

by
Name:
Title:

5

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of            , 2__, by [L BRANDS, INC., a Delaware corporation]1 (the “Parent Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of June 18, 2020, between JPMORGAN CHASE BANK, N.A., in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for the ABL Lenders and U.S. BANK NATIONAL ASSOCIATION, in its capacities as trustee and collateral agent (together with its successors and assigns in such capacities, the “2025 Notes Agent”) under the 2025 Indenture for the holders of the 2025 Notes.2

Reference is made to that certain [insert name of Additional Loan Agreement], dated as of                , 2       (the “Additional Loan Agreement”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].3

Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Parent Borrower hereby represents and warrants to the ABL Agent, the 2025 Notes Agent, and any Additional Agent that:

(1)   the Additional Indebtedness incurred or to be incurred under the Additional Loan Agreement constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)   all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement.

[1]	Revise as appropriate to refer to any permitted successor or assign.

[2]	Revise as appropriate to refer to any successor ABL Agent or 2025 Notes Agent and to add reference to any previously added Additional Agent.

[3]	Revise as appropriate to refer to the relevant Additional Loan Agreement, Additional Creditors and any Additional Agent.

A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[L BRANDS, INC.]

By:
Name:
Title:

A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of ______ , 2          , among JPMORGAN CHASE BANK, N.A, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”)4 for the ABL Lenders and U.S. BANK NATIONAL ASSOCIATION, in its capacities as trustee and collateral agent (together with its successors and assigns in such capacities, the “2025 Notes Agent”)5 under the 2025 Indenture for the holders of the 2025 Notes, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Loan Agreement being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of June 18, 2020 (as amended, modified or supplemented from time to time, the “Intercreditor Agreement”) among the ABL Agent and the 2025 Notes Agent, [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Loan Agreement], dated as of ______ , 2          (the “Additional Loan Agreement”), among [list any applicable Credit Party], [list any applicable Additional Creditors (the “Joining Additional Creditors” )] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].6

Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Parent Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Loan Agreement as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]7 hereby agrees with the ABL Agent, the 2025 Notes Agent, and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]8 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Lenders), the 2025 Notes Agent (for itself and on behalf of the 2025 Notes Creditors), and [each of] the Additional Agent[s](for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the 2025 Notes Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer,

[4]	Revise as appropriate to refer to any successor ABL Agent.

[5]	Revise as appropriate to refer to any successor 2025 Notes Agent.

[6]	Revise as appropriate to refer to the relevant Additional Loan Agreement, Additional Creditors and any Additional Agent.

[7]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

[8]	Revise references throughout as appropriate to refer to the party or parties being added.

B-1

preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the 2025 Notes Agent, any Additional Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Lenders), the 2025 Notes Agent (for itself and on behalf of the 2025 Notes Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Loan Agreement, and (b) agree to refrain from making or asserting any claim that the Additional Loan Agreement or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the ABL Obligations represented by the ABL Credit Agreement and the existence and validity of the 2025 Notes Obligations represented by the 2025 Indenture9 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the 2025 Indenture, or other ABL Documents or 2025 Notes Documents,10 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Add Signatures]

[9]	Add reference to any previously added Additional Loan Agreement and related Additional Obligations as appropriate.

[10]	Add reference to any previously added Additional Loan Agreement and related Additional Documents as appropriate.

B-2

EXHIBIT C

Form of Certificate of Beneficial Ownership

On or after [            ], 20[  ]

U.S. BANK NATIONAL ASSOCIATION

10 W Broad St

Columbus, OH 43215

Attention: Scott R. Miller, Vice President

Re:	L BRANDS, INC. (the “Company”)

6.875% Senior Secured Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

This letter relates to $ _______ principal amount of Notes represented by the offshore global note certificate (the “Regulation S Global Note”). Pursuant to Section 313(3) of the Indenture dated as of June 18, 2020 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the Regulation S Global Note and (2) we are either (i) a Non-U.S. person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. person who purchased securities in a transaction that did not require registration under the Act.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [Name of Holder]

By:	Authorized Signature

C-1

EXHIBIT D

Form of Regulation S Certificate

U.S. BANK NATIONAL ASSOCIATION

10 W Broad St

Columbus, OH 43215

Attention: Scott R. Miller, Vice President

Re:	L BRANDS, INC. (the “Company”)

6.875% Senior Secured Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $ ________ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1.   The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2.   Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.   No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4.   The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.   If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6.   If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7. We have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Company, and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any

D-1

administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate:                              , 20

D-2

EXHIBIT E

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

SUPPLEMENTAL INDENTURE, dated as of [                     ] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “New Subsidiary Guarantor(s)”), [name of Company] (the “Company”), and each other then-existing Subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and U.S. Bank National Association, as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, any Existing Guarantors, the Collateral Agent and the Trustee have heretofore become parties to an Indenture, dated as of June 18, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause (i)  each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 414 of the Indenture and (ii) each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 414 of the Indenture, to execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the Subsidiary Guaranteed Obligations pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Subsidiary Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such New Subsidiary Guarantor has guaranteed, and on such New Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the ABL Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Guarantors, the Collateral Agent and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with [all] [any] other Existing Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3.    Termination, Release and Discharge. The New Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the New Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4.    Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders, the Collateral Agent and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.    Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)],
as Subsidiary Guarantor

By:
Name:
Title:

L BRANDS, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	Authorized Officer

EXHIBIT F

Form of Certificate from Acquiring Institutional Accredited Investors

U.S. BANK NATIONAL ASSOCIATION

10 W Broad St

Columbus, OH 43215

Attention: Scott R. Miller, Vice President

Re:	L BRANDS, INC. (the “Company”)

6.875% Senior Secured Notes due 2025 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $  _______ aggregate principal amount of Notes, we confirm that:

1.    We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of June 18, 2020, relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.    We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3.    We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

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5.    We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company and counsel to the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours, (Name of Transferee)

By:	Authorized Signature

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SCHEDULE A

ISSUE DATE MATERIAL REAL PROPERTY

No.	Real Property
1.	1 Limited Parkway, Columbus, Franklin County, Ohio 43230
2.	2 Limited Parkway, Columbus, Franklin County, Ohio 43230
3.	3 Limited Parkway, Columbus, Franklin County, Ohio 43230
4.	7 Limited Parkway East, Reynoldsburg, Franklin County, Ohio 43068
5.	8885 Smith's Mill Road, New Albany, Licking County, Ohio 43054

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